Exhibit 10.1

LNG TERMINAL USE AGREEMENT

between

TOTAL LNG USA, INC.

and

SABINE PASS LNG, L.P.

dated September 2, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

ARTICLE 2 SERVICES AND SCOPE
2.1	Services to be Provided by SABINE
2.2	Additional Services
2.3	Activities Outside Scope of this Agreement

ARTICLE 3 SALE AND PURCHASE OF SERVICES
3.1	Services Quantity
3.2	Customer’s Use of Services Quantity
3.3	Gas Redelivery
3.4	Failure to Take Delivery of Gas at Delivery Point
3.5	Services Provided to Other Customers
3.6	Sabine Pass Services Manual

ARTICLE 4 COMPENSATION FOR SERVICES
4.1	Fee
4.2	Retainage
4.3	Governmental Authority Taxes and Costs
4.4	Effect of Services Unavailability on Payments
4.5	Adjustment During Extension Terms

ARTICLE 5 SCHEDULING
5.1	Customer LNG Receipt Schedule
5.2	Gas Delivery Procedure
5.3	Standard
5.4	Scheduling Representative

ARTICLE 6 TERM
6.1	Term
6.2	Commencement of Deliveries
6.3	Delay Caused by Force Majeure
6.4	Construction Progress Reports

ARTICLE 7 SABINE PASS FACILITY
7.1	Sabine Pass Facility
7.2	Compatibility of Sabine Pass Facility with LNG Vessels
7.3	Customer Inspection Rights

ARTICLE 8 TRANSPORTATION AND UNLOADING
8.1	LNG Vessels
8.2	Sabine Pass Marine Operations Manual
8.3	LNG Vessel Inspections; Right to Reject LNG Vessel
8.4	Advance Notices re LNG Vessel and Cargoes
8.5	Notice of Readiness
8.6	Berthing Assignment
8.7	Unloading Time

i

8.8	Unloading at the Sabine Pass Facility
8.9	LNG Vessel Not Ready for Unloading; Excess Berth Time

ARTICLE 9 RECEIPT OF LNG
9.1	Title, Custody and Risk of Loss
9.2	No Encumbrance
9.3	Receipt of LNG
9.4	Quality and Measurement of Customer’s LNG
9.5	Off-Specification LNG
9.6	Effect on Future Cargoes

ARTICLE 10 REDELIVERY OF GAS
10.1	General
10.2	Customer’s Responsibility
10.3	Specifications and Measurement of Gas at the Delivery Point
10.4	Nonconforming Gas

ARTICLE 11 PAYMENT
11.1	Monthly Statements
11.2	Other Statements
11.3	Adjustments, Audit
11.4	Payment Due Dates
11.5	Payment
11.6	Nonpayment
11.7	Disputed Statements
11.8	Final Settlement

ARTICLE 12 TAXES

ARTICLE 13 INSURANCE
13.1	SABINE’s Insurance
13.2	Customer’s Insurance
13.3	Port Liability Agreement

ARTICLE 14 LIABILITIES
14.1	Limitation of Liability of SABINE
14.2	Cover Gas
14.3	Consequential Loss or Damage
14.4	Exceptions
14.5	Parties’ Liability

ARTICLE 15 FORCE MAJEURE
15.1	Events of Force Majeure
15.2	Limitation on Scope of Force Majeure for Customer
15.3	Notice
15.4	Measures
15.5	No Extension of Term
15.6	Settlement of Industrial Disturbances
15.7	Allocation of Services

ARTICLE 16 CURTAILMENT OF SERVICES OR TEMPORARY DISCONTINUATION OF SERVICES
16.1	Scheduled Curtailment or Temporary Discontinuation of Services
16.2	Unscheduled Curtailment or Temporary Discontinuation of Services

ARTICLE 17 ASSIGNMENT
17.1	Restrictions on Assignment
17.2	Permitted Assignments
17.3	Assignment as Novation

ARTICLE 18 TERMINATION
18.1	Early Termination Events
18.2	Other Termination Provisions
18.3	Consequences of Termination

ARTICLE 19 APPLICABLE LAW

ARTICLE 20 DISPUTE RESOLUTION
20.1	Dispute Resolution
20.2	Expert Determination

ARTICLE 21 CONFIDENTIALITY
21.1	Confidentiality Obligation
21.2	Public Announcements

ARTICLE 22 REPRESENTATIONS AND WARRANTIES
22.1	Representations and Warranties of Customer
22.2	Representations and Warranties of SABINE

ARTICLE 23 NOTICES

ARTICLE 24 MISCELLANEOUS
24.1	Customer Cooperation Regarding SABINE Financing
24.2	Amendments
24.3	Approvals
24.4	Successors and Assigns
24.5	Waiver
24.6	No Third Party Beneficiaries
24.7	Rules of Construction
24.8	Survival of Rights
24.9	Rights and Remedies
24.10	Interpretation
24.11	Disclaimer of Agency
24.12	No Sovereign Immunity
24.13	Severance of Invalid Provisions
24.14	Compliance with Laws
24.15	Conflicts of Interest
24.16	Expenses
24.17	Scope
24.18	Counterpart Execution

Annex I	–	Measurements and Tests for LNG at Receipt Point
Annex II	–	Measurements and Tests for Gas at Delivery Point

Exhibit A	–	Form of Parent Guarantee
Exhibit B	–	Sabine Pass Services Manual
Exhibit C	–	Port Liability Agreement

LNG TERMINAL USE AGREEMENT

This LNG TERMINAL USE AGREEMENT (the “Agreement”), dated as of this 2nd day of September, 2004 (the “Effective Date”), is made by and between TOTAL LNG USA, INC., a company incorporated under the laws of Delaware with its principal office at One Memorial City Plaza, 800 Gessner, Suite 700, Houston, Texas U.S.A. 77024 (“Customer”); and SABINE PASS LNG, L.P., a Delaware limited partnership with a place of business at 717 Texas Avenue, Suite 3100, Houston, Texas, U.S.A. 77002 (“SABINE”).

RECITALS

WHEREAS, SABINE intends to construct, own and operate an LNG terminal facility in Cameron Parish, Louisiana capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; and delivery of natural gas to the Delivery Point;

WHEREAS, Customer desires to purchase such LNG terminalling services from SABINE;

WHEREAS, SABINE desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof; and

WHEREAS, as an essential inducement for SABINE entering into this Agreement, Total S.A., a societe anonyme (“Guarantor”), will execute in favor of SABINE the Guarantee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, SABINE and Customer hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1                               “Adverse Weather Conditions” means weather and sea conditions actually experienced at or near the Sabine Pass Facility that are sufficiently severe either: (a) to prevent an LNG vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority, (ii) an Approval or (iii) an order of a Pilot; or (b) to cause an actual determination by the Master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.2                               “Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.3                               “Aggregate Actual Throughput” means the sum of Customer Actual Throughput and the aggregate of Other Customers’ Gas delivered at the Delivery Point in the relevant month.

1.4                               “Agreement” means this agreement, together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.5                               “Annual Delivery Program” shall have the meaning set forth in Section 5.1(c).

1.6                               “Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.7                               “Base Rate” means: (a) the interest rate per annum equal to (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date, or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) two percent (2%).  The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.8                               “British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

1.9                               “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States of America, are legally required or authorized to close.

1.10                        “Cargo” means a quantity of LNG expressed in MMBTU carried by an LNG Vessel in relation to which SABINE will render Services to Customer hereunder.

1.11                        “Central Time” means U.S. Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.12                        “Claims” shall have the meaning set forth in Section 9.2 of this Agreement.

1.13                        “Commercial Start Date” shall have the meaning set forth in Section 6.2.

1.14                        “Commercial Operations Completion” means completion of the Sabine Pass Facility so that it is ready to be used for its intended purpose to provide the Services hereunder, with the contractor under the engineering, procurement and construction contract for the facilities described in Section 7.1(b) having achieved all minimum acceptance requirements under such contract sufficient to provide the Services under this Agreement and any agreements with Other Customers.

1.15                        “Contract Year” means each annual period starting on January 1 and ending on December 31 during the Term of this Agreement; provided, however, that (a) the first Contract Year shall commence on the Commercial Start Date and end on the following December 31, and (b) the last Contract Year shall commence on January 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Section 6.1.

1.16                        “Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter.

1.17                        “Customer” means Total LNG USA, Inc., unless and until substituted by an assignee in accordance with Article 17, whereupon such assignee shall become Customer to the extent of such assignment.

1.18                        “Customer Actual Throughput” means the aggregate quantity of Gas delivered in MMBTUs at the Delivery Point for Customer’s account in the relevant month.

1.19                        “Customer LNG Receipt Schedule” shall have the meaning set forth in Section 5.1(b).

1.20                        “Customer’s Inventory” means, at any given time, the quantity in MMBTUs that represents LNG and Gas held for Customer’s account.  For the avoidance of doubt, Customer’s Inventory shall be determined after deduction of Retainage in accordance with Section 4.2.

1.21                        “Customer’s LNG” means, for the purposes of Services, LNG received at the Receipt Point for Customer’s account.

1.22                        “Delivery Point” means the point of interconnect between the tailgate of the Sabine Pass Facility and a Downstream Pipeline.

1.23                        “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

1.24                        “Downstream Pipeline” means all Gas pipelines downstream of the Delivery Point which transport Gas from the Sabine Pass Facility.

1.25                        “Effective Date” means the date set forth in the preamble of this Agreement.

1.26                        “Excess Gas” shall have the meaning set forth in Section 5.2(f).

1.27                        “Expected Receipt Quantity” means, with respect to a given Cargo, Customer’s reasonable estimate of the quantity of LNG (in MMBTUs) expected to be unloaded at the Receipt Point, as set forth in the notice delivered pursuant to Section 5.1(b)(iii), as such notice may be subsequently amended pursuant to Section 8.4(a).

1.28                        “Extension Term” shall have the meaning set forth in Section 6.1.

1.29                        “Fee” shall have the meaning set forth in Section 4.1.

1.30                        “FERC” means the Federal Energy Regulatory Commission or a successor regulatory agency.

1.31                        “FERC Approval Date” shall have the meaning set forth in Section 6.2.

1.32                        “Fixed Component” shall have the meaning set forth in Section 4.1(a)(i).

1.33                        “FOC Component” shall have the meaning set forth in Section 4.1(a)(ii).

1.34                        “Force Majeure” shall have the meaning set forth in Section 15.1.

1.35                        “For Customer”, “for Customer’s account”, “on behalf of Customer” or other phrases containing similar wording shall include LNG delivered to the Sabine Pass Facility at Customer’s direction as well as Customer’s Inventory derived therefrom.

1.36                        “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.37                        “Gas Redelivery Rate” or “GRR” shall have the meaning set forth in Section 3.3(b).

1.38                        “Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Sabine Pass Facility, Customer’s Inventory, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.39                        “GPA” shall have the meaning set forth in Annex I.

1.40                        “Gross Heating Value” means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.41                        “Guarantee” means the Guarantee executed by Guarantor in favor of SABINE in the form attached as Exhibit A, or any other successor as allowed pursuant to the Guarantee.

1.42                        “Guarantor” shall have the meaning set forth in the recitals to this Agreement.

1.43                        “Henry Hub Price” shall mean, with respect to any month, the final settlement price in dollars per MMBTU as published by the New York Mercantile Exchange for the Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however, that if the Henry Hub Natural Gas futures contract ceases to be traded, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.44                        “Incremental Costs” shall have the meaning set forth in Section 4.1(b).

1.45                        “Initial Term” shall have the meaning set forth in Section 6.1.

1.46                        “International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over SABINE; (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.47                        “International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority; (ii) the International Maritime Organization; (iii) SIGTTO; and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.48                        “Lender” means any entity providing temporary or permanent debt financing to SABINE in connection with construction of the Sabine Pass Facility.

1.49                        “Liabilities” means all liabilities, costs, claims, disputes, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.50                        “Liquids” means liquid hydrocarbons capable of being extracted from LNG at the Sabine Pass Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.51                        “LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one (1) atmosphere.

1.52                        “LNG Suppliers” means, in relation to performance of the obligations of SABINE and Customer under this Agreement, those Persons who agree in writing pursuant to an LNG purchase and sale agreement to supply or sell LNG to Customer for delivery to the Sabine Pass Facility.

1.53                        “LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Customer or an LNG Supplier uses for transportation of LNG to the Sabine Pass Facility.

1.54                        “Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

1.55                        “Major Customer” means Customer and any Other Customer whose LNG terminal use agreement entitles such Other Customer to berth, unload and deliver at the Sabine Pass Facility quantities of LNG not less than 182,500,000 MMBTUs per year over a contractual term of at least five (5) years.

1.56                        “Major Customer Aggregate Contracted Capacity” means the sum of (a) the Maximum LNG Reception Quantity of Customer; and (b) the maximum LNG reception quantity (or similar maximum contractual entitlement to receive LNG berthing, unloading and receipt services) of each other Major Customer for the relevant Contract Year.

1.57                        “Major Customer Allocation Priority” shall have the meaning set forth in Section 15.7.

1.58                        “Make-Up Quantity” shall have the meaning set forth in Section 4.4(c).

1.59                        “Maximum LNG Reception Quantity” means 390,915,000 MMBTUs per Contract Year; provided, however, that for purposes of the first and last Contract Years, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365).

1.60                        “MMBTU” means 1,000,000 BTUs.

1.61                        “NAESB WGQ” shall have the meaning set forth in Section 5.2(g)(iii).

1.62                        “Non-Major Customer” means any Other Customer other than a Major Customer.

1.63                        “Non-Major Customer Aggregate Contracted Capacity” means the sum of the maximum LNG reception quantity (or similar maximum contractual entitlement to receive LNG berthing, unloading and receipt services) of each Non-Major Customer for the relevant Contract Year.

1.64                        “NOR Window” shall have the meaning set forth in Section 8.5(b)(ii).

1.65                        “Notice of Readiness” or “NOR” shall have the meaning set forth in Section 8.5.

1.66                        “Other Customers” means, from time to time, Persons (other than Customer) purchasing LNG terminalling services from SABINE similar to the Services.

1.67                        “Party” and “Parties” means SABINE and Customer, and their respective successors and assigns.

1.68                        “Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

1.69                        “Pilot” means any Person engaged by Transporter to come on board an LNG Vessel to assist the Master in pilotage, mooring and unmooring of such LNG Vessel.

1.70                        “Pilot Boarding Station” shall have the meaning set forth in Section 8.5(a).

1.71                        “Port Charges” means all charges of whatsoever nature (including rates, tolls and dues of every description) in respect of an LNG Vessel entering or leaving the Sabine Pass Facility, including charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Sabine Pass Facility.  For purposes of this Agreement, the term “Port Charges” shall include port use fees, thru-put fees and similar fees payable by users of the Sabine Pass Facility (or by SABINE on behalf of such users) to the West Cameron, Louisiana Port Commission and Jefferson County, Texas Waterway and Navigation District.

1.72                        “Psig” means pounds per square inch gauge.

1.73                        “Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.74                        “Receipt Point” means the point at the Sabine Pass Facility at which the flange coupling of the Sabine Pass Facility’s receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.75                        “Regasified LNG” means Gas derived from the conversion of LNG (received by SABINE at the Receipt Point) from its liquid state to a gaseous state.

1.76                        “Reservation Fee” shall have the meaning set forth in Section 4.1(a).

1.77                        “Retainage” shall have the meaning set forth in Section 4.2.

1.78                        “Round Up Quantity” shall have the meaning set forth in Section 3.1(b)(i)a.

1.79                        “SABINE” means Sabine Pass LNG, L.P., unless and until substituted by an assignee by novation in accordance with Article 17, whereupon such assignee shall become SABINE for all purposes.

1.80                        “Sabine Pass Facility” means the LNG receiving terminal facility as further described in Section 7.1(b) (including the port, berthing and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto) used to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement.

1.81                        “Sabine Pass Marine Operations Manual” shall have the meaning set forth in Section 8.2.

1.82                        “Sabine Pass Services Manual” shall have the meaning set forth in Section 3.6.

1.83                        “Sabine Pass Website” means the internet based computer system used by SABINE to communicate with Customer and Other Customers regarding LNG terminalling services at the Sabine Pass Facility.

1.84                        “Scheduled Unloading Window” means, for any applicable Contract Year, an Unloading Window allocated either to Customer or any Other Customer pursuant to Article 5.

1.85                        “Scheduling Representative” means the individual appointed by Customer in accordance with Section 5.4.

1.86                        “Services” shall have the meaning set forth in Section 2.1, as expanded from time to time in accordance with Section 2.2.

1.87                        “Services Quantity” shall have the meaning set forth in Section 3.1(b).

1.88                        “Standard Cubic Foot” means the quantity of Gas, free of water vapor, occupying a volume equal to the volume of a cube whose edge is one (1) foot, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

1.89                        “Storage” means the retention by SABINE of Customer’s Inventory for a period of time at the Sabine Pass Facility.

1.90                        “Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges.

1.91                        “Term” shall have the meaning set forth in Section 6.1.

1.92                        “Total Vaporization Capacity” shall have the meaning set forth in Section 5.2(b)(ii).

1.93                        “Transporter” means any Person who owns or operates an LNG Vessel.

1.94                        “Unloading Window” means a forty-eight (48) hour window starting at 6:00 a.m. Central Time on a specified day and ending forty-eight (48) consecutive hours thereafter during which SABINE would make available berthing and LNG unloading services at the

Sabine Pass Facility to either Customer or one of the Other Customers; provided, however, that if an LNG Vessel berths on the second day of the Scheduled Unloading Window, then the forty-eight (48) hour window shall be deemed extended to complete unloading in accordance with the time restrictions in Section 8.9(b).

ARTICLE 2
SERVICES AND SCOPE

2.1                               Services to be Provided by SABINE

During the Term and subject to the provisions of this Agreement, SABINE shall, acting as a Reasonable and Prudent Operator, make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth in Article 3:

(a)                                  the berthing of LNG Vessels at the Sabine Pass Facility;

(b)                                 the unloading and receipt of LNG from LNG Vessels at the Receipt Point;

(c)                                  Storage of Customer’s Inventory;

(d)                                 the regasifying of LNG held in Storage;

(e)                                  the transportation and delivery of such Regasified LNG to the Delivery Point (it being acknowledged that SABINE may, at its option, cause Gas to be redelivered to Customer at the Delivery Point from sources other than Regasified LNG); and

(f)                                    other activities directly related to performance by SABINE of the foregoing.

2.2                               Additional Services

From time to time during the Term, the representatives of SABINE and Customer may supplement this Agreement in accordance with Section 24.2 to provide that SABINE will also make available services to Customer in addition to the Services set forth in Section 2.1.

2.3                               Activities Outside Scope of this Agreement

For greater certainty, the Parties confirm that the following activities, inter alia, are not Services provided by SABINE to Customer and, therefore, such activities are outside of the scope of this Agreement:

(a)                                  harbor, mooring and escort services, including those relating to tugs, service boats, fire boats, and other escort vessels;

(b)                                 the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Delivery Point; provided, however, that SABINE shall construct, or permit the construction of, such downstream pipeline interconnections at the Sabine Pass Facility as Customer may reasonably request, subject to the following conditions:

(i)                                     receipt by SABINE of all Approvals for such construction and operation;

(ii)                                  such construction and interconnection not impairing the operation of the Sabine Pass Facility or causing SABINE to be in breach of its contractual obligations to Other Customers; and

(iii)                               Customer’s advancing to SABINE on a timely basis funds sufficient to fund the reasonable cost of design, permitting, construction and operation of such interconnection facilities as may actually be incurred by SABINE;

provided, however, that notwithstanding anything herein to the contrary, Customer shall use reasonable efforts to keep to a minimum the number of such downstream pipeline interconnection requests it submits to SABINE;

(c)                                  the transportation of Gas beyond the Delivery Point;

(d)                                 the marketing of Gas and all activities related thereto (except as expressly provided in Section 3.4); and

(e)                                  the removal, marketing and transportation of Liquids and all activities related thereto.  For the avoidance of doubt, SABINE reserves the right to separate and/or extract Liquids from LNG upstream of the Delivery Point, provided that such separation does not result in Gas failing to meet the quality specifications at the Delivery Point required under Section 10.3 and provided, further, that SABINE delivers at the Delivery Point a quantity of Gas that is, less Retainage and Customer’s Inventory, the thermal equivalent of the quantity of LNG received by SABINE for Customer’s account at the Receipt Point.

ARTICLE 3
SALE AND PURCHASE OF SERVICES

3.1                               Services Quantity

(a)                                  Purchase and Sale of Services.  During each Contract Year, SABINE shall make available to Customer, and Customer shall purchase and pay for in an amount equal to the Fee, the Services Quantity.

(b)                                 Services Quantity.  The quantity of Services (the “Services Quantity”) SABINE shall make available to Customer during a Contract Year, and for which Customer shall purchase and pay for pursuant to Section 3.1(a), shall consist of the following:

(i)                                     Unloading of LNG.  SABINE shall make the Sabine Pass Facility available during Unloading Windows to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity; provided, however, that SABINE shall use  reasonable efforts to allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity, under the following circumstances only:

a.                                       to the extent that an additional quantity of LNG in excess of the Maximum LNG Reception Quantity (such excess being the “Round Up Quantity”) must be delivered in order to permit the delivery of the Maximum LNG Reception Quantity in whole cargo lots in any Contract Year, the Maximum LNG Reception Quantity shall be increased by such Round-Up Quantity, subject to Customer’s payment to SABINE of additional compensation in the amount of $0.28 per MMBTU of such Round Up Quantity; and

b.                                      subject to Section 5.1(b)(i), in the event that any Cargo of LNG that was originally scheduled, pursuant to the Customer LNG Receipt Schedule, to be unloaded in December of a Contract Year is, as a result of changes to the Customer LNG Receipt Schedule, unloaded in the first fourteen (14) days of the subsequent Contract Year, such Cargo shall be deemed to have been received by SABINE in the Contract Year in which such Cargo was originally scheduled to be unloaded and shall not be applied against the Maximum LNG Receipt Quantity in such subsequent Contract Year.

(ii)                                  Storage of Customers’ Inventory.  SABINE shall cause Customer’s Inventory, net of Retainage, to be held temporarily in Storage until redelivered in accordance with Section 3.1(b)(iii) below; and

(iii)                               Redelivery of Gas at Delivery Point.  Subject to the provisions of this Agreement, including Section 3.3(a), SABINE shall, on a daily basis, make Gas from Customer’s Inventory available to Customer at the Delivery Point at the rate nominated by Customer pursuant to Section 5.2(g), which nominated rate shall be at the Gas Redelivery Rate; provided, however, that SABINE shall, on a daily basis, make Excess Gas available to Customer and Other Customers at the Delivery Point in the quantities determined and allocated pursuant to Section 5.2.

(c)                                  Expiration of Services Quantity.  Except as provided in Section 3.1(b)(i)b above and Section 4.4(c), if Customer does not use any portion of the Services Quantity made available to Customer pursuant to the terms of this Agreement during the relevant period, Customer shall not accrue any right to receive any Services in excess of the Services Quantity with respect to any subsequent period.

3.2                               Customer’s Use of Services Quantity

Customer shall be entitled to use the Services Quantity (and Services in respect of any Make-Up Quantity) in whole or in part by itself, or may assign its rights and obligations as provided in Article 17.

3.3                               Gas Redelivery

(a)                                  No Pre-Delivery Right.  On any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer’s Inventory.

(b)                                 Gas Redelivery Rate.  For purposes of this Agreement, the term “Gas Redelivery Rate” means, subject to the last sentence of this Section 3.3(b), 1,050,000 MMBTU per day or such lesser rate nominated by Customer; provided, however that at no time shall Customer’s Inventory exceed six (6) billion Standard Cubic

Feet.  At all times when an LNG Vessel is unloading on behalf of Customer, Customer shall be required to nominate Gas for redelivery at the Delivery Point at a minimum rate equivalent to the rate required to manage boil-off generated during unloading of such LNG.

3.4                               Failure to Take Delivery of Gas at Delivery Point

If on any day Customer materially fails to take redelivery of any Gas at the Delivery Point at the rate nominated by Customer and confirmed by SABINE pursuant to Article 5 and such failure is for reasons other than Force Majeure affecting a Downstream Pipeline, then SABINE may, at its sole discretion, take title to same free and clear of any Claims, and sell or otherwise dispose of such Customer’s Inventory using good faith efforts to obtain the best available prices and to minimize costs.  Customer shall indemnify, defend and hold harmless SABINE, its Affiliates, and their respective directors, officers, members and employees, for the actual and reasonable costs incurred by SABINE as a result of such sale or other disposition of same by SABINE.  SABINE shall credit to Customer’s account the net proceeds from the sale or other disposition of Customer’s Inventory to which it takes title hereunder, minus transportation costs, third party charges, and an administrative fee of U.S. $0.05 per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to SABINE under the next monthly statement, then SABINE agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement.

3.5                               Services Provided to Other Customers

(a)                                  Identity of Other Customers.  Subject to any obligations of confidentiality, SABINE shall inform Customer of the identity of all Other Customers who have signed terminal use agreements with SABINE.

(b)                                 Terminal Use Agreements with Other Customers.  In its negotiation of terminal use agreements with Other Customers, SABINE shall use reasonable efforts to include shipping and operational provisions that are consistent in all material respects with the provisions in Article 7, Article 8, Article 9, and Article 10 herein.

3.6                               Sabine Pass Services Manual

SABINE and Customer shall discuss in good faith with the objective of developing a services manual applicable to Customer that contains detailed implementation procedures necessary for performance of this Agreement with regard to the matters set forth in Exhibit B (but excluding the matters governed by the Sabine Pass Marine Operations Manual).  In developing such a manual, SABINE shall provide Customer at least eighteen (18) months prior to the Commercial Start Date, a draft of the Services Manual (the “Preliminary Services Manual”) which shall be consistent, to the maximum extent possible, with International LNG Terminal Standards and, to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals.  If Customer desires to consult with SABINE regarding the contents of the Preliminary Services Manual, Customer shall, no later than sixty (60) days from delivery of said manual by SABINE, request to meet with SABINE by providing notice thereof to SABINE, and SABINE shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual.  SABINE shall not unreasonably propose terms and conditions for the Preliminary Services Manual, and Customer shall not unreasonably withhold or delay its agreement to the Preliminary Services Manual.  If (a) Customer does not submit the foregoing notice to SABINE on a timely basis or (b) Customer and SABINE meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the “Sabine Pass Services Manual”.  If Customer and SABINE meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Services Manual two hundred seventy (270) days prior to the Commercial Start Date, then the subject matter with respect to which the Parties have been unable to agree shall be subject to arbitration in accordance with Article 20.  In the event SABINE intends to amend the Sabine Pass Services Manual, then SABINE shall follow the procedure set forth above in relation to the Preliminary Services Manual.  SABINE shall deliver to Customer and all Other Customers a copy of the Sabine Pass Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be.  Customer shall comply, and shall cause its Scheduling Representative to comply, with such Sabine Pass Services Manual in all respects.  The Parties will undertake to develop a Sabine Pass Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Sabine Pass Services Manual, the terms of this Agreement shall control.

ARTICLE 4
COMPENSATION FOR SERVICES

4.1                               Fee

From the Commercial Start Date, provided that the Sabine Pass Facility has achieved Commercial Operations Completion, and subject to the adjustment in Section 4.5, Customer shall, as full compensation for the performance by SABINE of its obligations under this Agreement, bear the Retainage and pay to SABINE the sum of the components specified in paragraphs (a) and (b) below (such amount collectively referred to as the “Fee”):

(a)                                  Reservation Fee.  A monthly reservation fee (the “Reservation Fee”), payable in advance, consisting of the following two (2) components:

(i)                                     a monthly component (the “Fixed Component”) that, during the Initial Term, shall be equal to nine million one hundred twenty one thousand three hundred fifty dollars ($9,121,350).  The Fixed Component with respect to any Extension Term shall be determined in accordance with Section 4.5; and

(ii)                                  a monthly component in relation to certain fixed operating costs of SABINE (the “FOC Component”) that shall be equal to one million three hundred three thousand fifty dollars ($1,303,050), such amount to be adjusted annually for changes in the United States Consumer Price Index using the United States Consumer Price Index (All Urban Consumers) as of the Commercial Start Date as a base.

(b)                                 Incremental Costs.  The following incremental costs (the “Incremental Costs”) payable monthly in arrears:

(i)                                     compensation for any Round-Up Quantity under Section 3.1(b)(i);

(ii)                                  premiums for business interruption insurance purchased pursuant to Section 13.1(f); and

(iii)                               excess berth fees, if any, under Section 8.9(b).

4.2                               Retainage

For purposes of this Agreement “Retainage” means a quantity of LNG equal to two percent (2%) of LNG received for Customer’s account at the Receipt Point; provided, however, that Retainage shall be increased temporarily for any additional losses in the event Customer fails to nominate Gas at the minimum GRR during unloading of an LNG Vessel on behalf of Customer or at such minimum GRR required to redeliver Customer’s share of boil-off Gas.

4.3                               Governmental Authority Taxes and Costs

If, subsequent to the Effective Date, any Governmental Authority:

(a)                                  imposes any Taxes on SABINE (excluding any Taxes on the capital revenue or income derived by SABINE) with respect to the Services, or the Sabine Pass Facility (“SABINE Taxes”); or

(b)                                 enacts any safety or security related regulation which materially increases the costs of SABINE in relation to the Services or the Sabine Pass Facility (“New Regulatory Costs”);

then Customer shall bear such SABINE Taxes and New Regulatory Costs at the rate of forty percent (40%); provided, however, that if the total LNG regasification facilities of the Sabine Pass Facility are expanded to exceed 3,000,000 MMBTUs, then Customer’s share shall instead be determined for the given Contract Year based on the following ratio:

(x)                                   Maximum LNG Reception Quantity; divided by

(y)                                 the sum of the Maximum LNG Reception Quantity plus the aggregate quantity of LNG contracted at the Sabine Pass Facility for the account of each Other Customer in such Contract Year, provided, however, in no event shall Customer’s share of SABINE Taxes and New Regulatory Costs under this Section 4.3 be in excess of forty percent (40%).  For the purposes hereof, SABINE Taxes shall include the inability to obtain, or the loss or expiration of, any abatement of Taxes on the Services or the Sabine Pass Facility (despite SABINE having used reasonable efforts to obtain such abatements).  Notwithstanding the foregoing, SABINE agrees to bear and pay one-half (1/2) of ad valorem taxes otherwise payable by Customer in accordance with the above provisions, up to a maximum annual amount of three million nine hundred nine thousand dollars ($3,909,000).

4.4                               Effect of Services Unavailability on Payments

(a)                                  Force Majeure.  If some or all of the Services are unavailable to Customer on any day during the Term as a result of an event that constitutes Force Majeure and such event of Force Majeure exceeds thirty (30) consecutive days, the Fee shall be adjusted until the date on which SABINE declares the Force Majeure event at an end, as follows:

(i)                                     If the event of Force Majeure lasts for at least thirty (30) consecutive days but no more than one hundred eighty (180) consecutive days, the Fee shall be reduced by an amount equal to any business interruption insurance proceeds actually received by SABINE and payable in relation to such event of Force Majeure; and

(ii)                                  If the event of Force Majeure lasts for at least one hundred eighty (180) consecutive days, from such 180th day onward until the date on which SABINE declares the Force Majeure event at an end, the Fee shall be reduced to an amount sufficient to compensate SABINE fully for (a) all debt service of the debt incurred by SABINE to finance the construction of the Sabine Pass Facility that is secured by such facility (“Project Debt”) and (b) the FOC Component.  Such amounts payable by Customer shall be reduced by an amount equal to any business interruption insurance proceeds received by SABINE payable in relation to such event of Force Majeure.

(b)                                 Services Unavailability.  If some or all of the Services Quantity is unavailable to Customer on any day (or portion of a day) as a result of an event that does not constitute Force Majeure or scheduled maintenance which such scheduled maintenance not to exceed ten (10) days per year (such event being a “Services Unavailability”), the Fee shall not be reduced until the day after the date on which the cumulative reduction in Customer’s Gas throughput at the Delivery Point exceeds 20,000,000 MMBTUs in a twelve (12) month period (the “Adjustment Date”).  During any period of Services Unavailability after the Adjustment Date, the Fee shall be reduced to an amount sufficient to compensate SABINE fully for: (a) Project Debt; and (b) the FOC Component.

(c)                                  Make-Up Services.

(i)                                     If some or all of the Services Quantity is unavailable to Customer on any day as a result of an event that constitutes Force Majeure, as a result of SABINE’s breach of this Agreement or as a result of scheduled or unscheduled maintenance, and, as a result, the quantity of Customer’s Gas that is delivered by SABINE hereunder at the Delivery Point (or the quantity of Customer’s LNG that is received at the Receipt Point, as the case may be) is less than the quantity that Customer scheduled or would have scheduled but for such unavailability of Services, then the portion of the Services Quantity not made available shall constitute the “Make-Up Quantity”.  At any time there is an outstanding balance of Make-Up Quantity, Customer shall have the right, within twenty four (24) months of such unavailability of Services, to schedule any of the Services above the Services Quantity to the extent of uncommitted available capacity of the Sabine Pass Facility.  Such Make-Up Quantity may be scheduled from time to time, except during an event that constitutes Force Majeure.  Capacity shall be deemed to be available and uncommitted for purposes of this Section 4.4(c) if such capacity is available after SABINE has fulfilled any contractual obligations to Other Customers under firm agreements in existence at the time of the circumstances giving rise to the Make-Up Quantity.  All Services related to the Make-Up Quantity shall be provided without additional compensation to SABINE, including the unloading of LNG, the storage of Customer’s LNG, and the redelivery of Customer’s Gas.  Nothing herein is intended to allow Customer’s Inventory to exceed 6.0 billion Standard Cubic Feet.

(ii)                                  Customer’s rights under this Section 4.4(c) are in addition to, and not in lieu of, any or all of Customer’s other rights and remedies under this Agreement.

4.5                               Adjustment During Extension Terms

The Fee for the Extension Terms shall be the lesser of: (a) the Fee for the Initial Term, except that the Fixed Component shall be adjusted for inflation based on the increase in the United States Consumer Price Index (All Urban Consumers) from a basis set on January 1 following the Commercial Start Date to the beginning of such Extension Term; or (b) the prevailing market rate for regasification terminals in the United States offering similar services.

ARTICLE 5
SCHEDULING

5.1                               Customer LNG Receipt Schedule

(a)                                  SABINE Deliverables.  Not later than one hundred eighty (180) days prior to the beginning of each Contract Year, SABINE shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Sabine Pass Facility for such Contract Year pursuant to Section 16.1 and the expected impact of such activities on the availability of Services.  SABINE shall use best efforts to limit the number of days of any planned maintenance to or modifications of the Sabine Pass Facility.

(b)                                 Notice of Customer LNG Receipt Schedule.  Not later than one hundred twenty (120) days prior to the beginning of each Contract Year, the Scheduling Representative shall notify SABINE of a programming schedule for the unloading of up to the Maximum LNG Reception Quantity over the course of the next Contract Year, which schedule shall meet the following requirements in all respects (the schedule meeting such requirements herein referred to as the “Customer LNG Receipt Schedule”):

(i)                                     it shall result in an LNG delivery pattern whereby deliveries in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Reception Quantity, provided however Customer shall not have the right to utilize both unloading berths simultaneously;

(ii)                                  it shall take into consideration the planned maintenance and modification dates for such Contract Year furnished to Customer by SABINE as set forth in Section 5.1(a);

(iii)                               it shall specify for each Unloading Window for a Cargo, the name of the LNG Vessel expected to deliver LNG to the Sabine Pass Facility and the corresponding Expected Receipt Quantity to be delivered.  The Customer Proposed LNG Receipt Schedule shall be based only on the usage of LNG Vessels which Customer in good faith expects will actually deliver LNG to the Sabine Pass Facility in relation to a particular Unloading Window for a Cargo; and

(iv)                              it shall specify for each Unloading Window for a Cargo, the anticipated quality (expressed in terms of Gross Heating Value) of the LNG to be delivered at the Receipt Point.

SABINE acknowledges that, although Other Customers may submit similar notices to SABINE regarding the programming schedule for the unloading of such Other Customer’s LNG over the course of the next Contract Year (the “Other Customer LNG Receipt Schedules”), the Customer LNG Receipt Schedule shall have priority over all such scheduling notices of Other Customers and shall be binding on SABINE.

(c)                                  SABINE Notice of Annual Delivery Program.  SABINE shall take into consideration the Customer LNG Receipt Schedule and the notices that it receives from Other Customers regarding the matters provided for in Section 5.1(b) and, not later than sixty (60) days prior to the beginning of each Contract Year, SABINE shall issue to Customer via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) a schedule (the “Annual Delivery Program”) for such Contract Year that shall set forth (i) the Scheduled Unloading Windows allocated by SABINE to Customer; and (ii) all Unloading Windows not presently allocated to Customer or Other Customers; provided, however, that SABINE shall not:

(i)                                     allocate any Unloading Window to any Other Customer unless such Other Customer has agreed to pay compensation, on a commercial basis, to SABINE for LNG terminalling services in relation to such Unloading Window; or

(ii)                                  allocate to any Other Customer a number of Unloading Windows greater than the number reasonably expected for such Other Customer to unload its maximum LNG reception quantity (or similar maximum annual contractual entitlement to unload LNG at the Sabine Pass Facility).

(d)                                 Customer Changes to Customer LNG Receipt Schedule.

(i)                                     Subject to the terms of this Section 5.1(d), at any time following the issuance of the Annual Delivery Program, the Scheduling Representative may submit to SABINE a written request to change a Scheduled Unloading Window to any Unloading Window that is not presently allocated to Customer or Other Customers under the Annual Delivery Program (such request to change, a “Customer Open Window Request”).  Customer understands that (x) Other Customers shall also have the right to submit to SABINE similar scheduling requests (each an “Other Customer Open Window Request”), (y) SABINE shall have no obligation to consult with the Scheduling Representative, Customer, and Other Customers regarding any Customer Open Window Request or Other Customer Open Window Request (collectively, “Open Window Request”) and (z) SABINE shall accept any Open Window Request on a first-come, first-served basis as soon as possible but not later than 5:00 p.m. Central Time of the Business Day following the date of receipt by SABINE of the applicable Open Window Request.  Provided that no Other Customer Open Window Request that pertains to the same window preceded the Customer Open Window Request, SABINE shall exercise reasonable efforts to grant the Customer Open Window Request.  Upon accepting an Open Window Request, SABINE shall notify Customer and Other Customers thereof by issuing a revised Annual Delivery Program via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable).  Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Open Window Requests it submits to SABINE.

(ii)                                  Subject to the terms of this Section 5.1(d), at any time following the issuance of the Annual Delivery Program, the Scheduling Representative may submit to SABINE a written request to change a Scheduled Unloading Window to a forty-eight (48) hour period that is unavailable to Customer under the Annual Delivery Program (such change, a “Change Request”).  Customer acknowledges that any Change Request will (x) likely conflict with the Scheduled Unloading Windows allocated to Other Customers in the Other Customer LNG Receipt Schedules and (y) be conditional upon the agreement of the Other Customers.  Accordingly, SABINE shall use reasonable efforts to obtain the consent of any Other Customer that would be affected by Customer’s proposed revised schedule, and if such consent is not obtained, SABINE shall have the right to accept or deny, in its sole discretion, any Change Request and shall notify Customer thereof via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) within three (3) Business Days of its receipt of a Change Request.  Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Change Requests it submits to SABINE, and SABINE shall use its reasonable efforts to accommodate Customer’s Change Requests.

(e)                                  Modifications to Customer LNG Receipt Schedule Due to Force Majeure.  If, for any Scheduled Unloading Window, SABINE is unable, due to Force Majeure, to berth and unload an LNG Vessel, each affected Scheduled Unloading Window allocated to Customer in the Customer LNG Receipt Schedule during such period of Force Majeure shall be cancelled.

(f)                                    Adjustment to Schedules.  Upon written request by the Customer, SABINE shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(a), 5.1(b), 5.1(c), and 5.1(d) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers.  For purposes of this Section 5.1(f), SABINE shall be deemed to have used reasonable efforts if SABINE rejects Customer’s request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the rights of Other Customers.

5.2                               Gas Delivery Procedure

(a)                                  Preliminary Nomination Schedule.  Not later than the fifteenth (15th) day of each month, commencing the month immediately prior to the Commercial Start Date, Scheduling Representative shall provide to SABINE a nomination schedule (the “Preliminary Nomination Schedule”) that sets forth Customer’s estimate of the Gas Redelivery Rate for each day of the ensuing month, such estimate to be determined based on the then existing Annual Delivery Program.

(b)                                 Daily Records.  Commencing on the Commercial Start Date, SABINE shall, on each Day by 7:00 a.m. Central Time post on the Sabine Pass Website for access by Customer certain daily records (the “Daily Records”), including the following:

(i)                                     a projection of Customer’s Inventory as of 9:00 a.m. Central Time on the day of the posting of the Daily Records;

(ii)                                  the expected total capacity of the Sabine Pass Facility to vaporize and deliver gas, as of 9:00 a.m. Central Time on the day following the posting of the Daily Records, determined by SABINE as a Reasonable and Prudent Operator (“Total Vaporization Capacity”), such capacity to be exclusive of one vaporizer unit which shall be held in reserve by SABINE solely in order to replace a vaporizer unit that is unavailable for service; and

(iii)                               the sum of all Other Customers’ maximum Gas redelivery rate (or similar maximum daily contractual entitlement to receive Gas at the Delivery Point other than Excess Gas).

(c)                                  Preliminary Gas Nomination.

(i)                                     Commencing on the day before the Commercial Start Date, the Scheduling Representative shall, by 7:30 a.m. each Day, notify to SABINE a preliminary nomination (the “Preliminary Nomination Notice”) of the quantities of Gas (including any desired share of Excess Gas) that Customer desires to be delivered to it at the Delivery Point commencing at 9:00 a.m. on the subsequent day.

(ii)                                  The quantities nominated by the Scheduling Representative in a Preliminary Nomination Notice shall in no event be less than the Gas Redelivery Rate.

(iii)                               Nominations of Excess Gas may only be requested if the Scheduling Representative has stated, in the Preliminary Nomination Notice, a GRR of 1,050,000 MMBTUs per day.

(iv)                              In the event SABINE does not receive a Preliminary Nomination Notice on a timely basis, the Scheduling Representative shall be deemed to have nominated the Gas Redelivery Rate as per Section 3.3(b).

(d)                                 Other Customer Preliminary Nomination Notices.  Customer acknowledges that Other Customers shall provide to SABINE notices similar to the Preliminary Nomination Notice described in Section 5.2(c).

(e)                                  Spare Vaporization.  Long-term contracts (in excess of three (3) months) for sales of Services by SABINE shall in no event burden one (1) LNG vaporizer (excluding the vaporizer held in reserve in determining Total Vaporization Capacity) under such contracts.  By way of example (but without in any way limiting SABINE’s right to expand or modify the Sabine Pass Facility), if the total LNG regasification facilities have a daily capacity (excluding the spare vaporizer held in reserve) of 2,730,000 MMBTUs, then the total long term sales of Gas vaporization Services to Customer and Other Customers shall not exceed 2,541,000 MMBTUs.

(f)                                    Preliminary Gas Scheduling.  SABINE shall, by 8:00 a.m. Central Time, provisionally allocate the Total Vaporization Capacity as follows:

(i)                                     SABINE shall allocate to Customer and all Other Customers an amount of vaporization capacity equal to the lesser of each such customer’s nomination or its maximum Gas redelivery rate (or similar maximum daily contractual entitlement to receive Gas at the Delivery Point);

(ii)                                  SABINE shall allocate the excess of the Total Vaporization Capacity (“Excess Gas”) over the sum of the nominations confirmed by SABINE pursuant to Section 5.2(f)(i) above as follows:

a.                                       First, to each Nominee in an amount not to exceed the lesser of (a) the quantity of Excess Gas nominated by such Nominee, and (b) the product of (x) the quantity of Excess Gas and (y) a fraction, the numerator of which is such Nominee’s Gas Redelivery Rate and the denominator of which is the aggregate Gas Redelivery Rates of all Nominees;

b.                                      Second, if any excess quantity of Excess Gas remains available, then to each Nominee with unfulfilled nominations for such Excess Gas in an amount not to exceed the lesser of (a) the quantity of Excess Gas nominated by such Nominee and not received under the prior allocation, and (b) the product of (x) the excess quantity of Excess Gas remaining available and (y) a fraction, the numerator of which is the Nominee’s Gas Redelivery Rate, and the denominator of which is the aggregate Gas Redelivery Rates of all Nominees with unfulfilled nominations for such Excess Gas; and

c.                                       Third, if any excess quantity of Excess Gas remains available, then by repeating the allocation in Section 5.2(f)(ii)b above until the entire quantity of Excess Gas has been allocated or all nominations for such Excess Gas have been filled.

“Nominees” for the purpose of this Section 5.2(f)(ii)b shall be Customer and those Other Customers which SABINE has elected, in its sole right and opinion, to be eligible to be entitled to such Excess Gas capacity.

(g)           Nominations and Scheduling.

(i)                                     Customer’s nomination with regard to the timely nomination cycle of the quantities of Gas (including Excess Gas) that Customer desires to be delivered to it at the Delivery Point shall be equal to or less than the amount allocated to Customer pursuant to Section 5.2(f).

(ii)                                  SABINE shall allocate the amount of Total Vaporization Capacity actually available as provided in Section 5.2(f).

(iii)                               The process for final nominations of Gas deliveries hereunder shall be set forth in the Sabine Pass Services Manual and shall be reasonably consistent with the North American Energy Standards Board Wholesale Gas Quadrant (“NAESB WGQ”) standards and models relating to nominations, which as of the date hereof are contained in NAESB WGQ Version 1.7, Standards 1.3.1 through 1.3.79, as such may be amended from time to time by NAESB WGB or any successor organization; provided that the NAESB WGQ standards and models relating to nominations set forth in the Sabine Pass Services Manual shall be adjusted by the Parties consistent with good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals.

(iv)                              Upon the receipt of a nomination for Gas delivery during any nomination cycle after the preliminary nomination cycle, SABINE shall allocate the Total Vaporization Capacity in the same manner as provided in Section 5.2(f) above, except that any confirmed nomination of Excess Gas shall not be interrupted unless such interruption is necessary to deliver any Other Customer’s daily contractual entitlement to receive Gas at the

Delivery Point. SABINE shall advise Customer of the quantities of Excess Gas that may be subject to being interrupted.

5.3                               Standard

SABINE shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.4                               Scheduling Representative

By no later than one month prior to the Commercial Start Date, Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change the identity of the Scheduling Representative at any time by notice to SABINE.  Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5.

ARTICLE 6
TERM

6.1                               Term

Subject to the provisions of this Agreement, the term of this Agreement (the “Term”) shall consist of the Initial Term and, if applicable, any Extension Term.  The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue thereafter until the twentieth (20th) anniversary of the Commercial Start Date.  Customer shall have the option of up to six (6) additional ten (10) year extension terms (each an “Extension Term”), the first of which shall commence at the expiration of the Initial Term.  Customer must (a) notify SABINE of its good faith desire to elect the applicable Extension Term at least five (5) years prior to the expiration of the then current Term and (b) send SABINE a binding confirmation (“Binding Confirmation”) that the Term is extended by an Extension Term no later than four (4) years prior to the expiration of the then current Term. Upon Customer’s delivery of a Binding Confirmation to SABINE, this Agreement will then be automatically extended for the applicable Extension Term; provided, however, that if, with respect to the fifth or sixth Extension Terms the Parties are unable to agree upon the applicable Reservation Fee by a date that is three (3) years prior to the expiration of the then current Term, the Binding Confirmation shall not be effective.

6.2                               Commencement of Deliveries

In accordance with the procedure set forth in this Section 6.2, SABINE shall notify Customer of the date on which Services for Customer will commence at the Sabine Pass Facility (the final date so notified being the “Commercial Start Date”).  The Commercial Start Date shall be a date within the period that (a) commences on the third anniversary of the date of issuance by FERC of the order granting authorization under Section 3(a) of the Natural Gas Act for SABINE to carry out the construction of the Sabine Pass Facility (such approval date being the “FERC Approval Date”); and (b)

ends eighteen (18) months after such anniversary date (such period being the “First Window Period”).  The First Window Period shall be narrowed pursuant to the following provisions:

(a)                                  No later than sixty (60) days following the FERC Approval Date, SABINE shall notify Customer of a two hundred seventy (270) day window (“Second Window Period”) falling within the First Window Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Second Window Period shall be the latest possible two hundred seventieth (270th) day window period within the First Window Period;

(b)                                 No later than ninety (90) days following the FERC Approval Date, Customer may notify SABINE of a date, which shall be the Commercial Start Date, that shall be no earlier than the last day of the Second Window Period and no later than the later of (x) the last day of the Second Window Period and (y) April 1, 2009; and

(c)                                  In the event Customer has not exercised its right, pursuant to Section 6.2(b) above, to specify the Commercial Start Date, then:

(i)                                     No later than ninety (90) days in advance of the first day of the Second Window Period, SABINE shall notify Customer of a one hundred eighty (180) day window (“Third Window Period”) falling within the Second Window Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Third Window Period shall be the latest possible one hundred eighty (180) day window period within the Second Window Period;

(ii)                                  No later than sixty (60) days in advance of the first day of the Third Window Period, SABINE shall notify Customer of a ninety (90) day window (“Fourth Window Period”) falling within the Third Window Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Fourth Window Period shall be latest possible ninety (90) day window period within the Third Window Period;

(iii)                               No later than thirty (30) days in advance of the first day of the Fourth Window Period, SABINE shall notify Customer of a sixty (60) day window (“Fifth Window Period”) falling within the Fourth Window Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Fifth Window Period shall be the latest possible sixty (60) day period within the Fourth Window Period;

(iv)                              No later than fifteen (15) days in advance of the first day of the Fifth Window Period, SABINE shall notify Customer of a thirty (30) day window (“Sixth Window Period”) falling within the Fifth Window Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Sixth Window Period shall be the latest possible thirty (30) day period within the Fifth Window Period;

(v)                                 No later than seven (7) days in advance of the first day of the Sixth Window Period, SABINE shall notify Customer of a fifteen (15) day window (“Final Window Period”) falling within the Sixth Window

Period for the Commercial Start Date; provided that if SABINE fails to give timely notice of same, the Final Window Period shall be the latest possible fifteen (15) day period within the Sixth Window Period; and

(vi)                              No later than three (3) days in advance of the first day of the Final Window Period, SABINE shall notify Customer of the Commercial Start Date falling within the Final Window Period; provided that if SABINE fails to give timely notice of same, the Commercial Start Date shall be the latest possible day in the Final Window Period.

The Commercial Start Date shall be the date so notified, regardless of whether any unloading of Customer’s LNG at the Sabine Pass Facility actually occurs on such date.

6.3                               Delay Caused by Force Majeure

The Commercial Start Date shall be postponed to the extent that an event of Force Majeure has the effect of delaying Commercial Operations Completion to a date that would otherwise be after the Commercial Start Date.

6.4                               Construction Progress Reports

Beginning on the Effective Date and every month thereafter until the Commercial Start Date, SABINE shall furnish to Customer an interim progress report (collectively the “Progress Reports”) specifying the progress since the last report and the expected progress towards completing the construction, testing and operational start-up of the Sabine Pass Facility.  Each Progress Report shall include the status and progress of all construction, an update of the construction schedule, and any other information which Customer has reasonably requested in writing in advance to enable Customer to evaluate the status and progress of construction, testing and operational start-up of the Sabine Pass Facility.

ARTICLE 7
SABINE PASS FACILITY

7.1                               Sabine Pass Facility

(a)                                  Standard of Operation.  By the Commercial Start Date, SABINE shall cause the Sabine Pass Facility to be constructed and commissioned so as to achieve Commercial Operations Completion.  On and after the Commercial Start Date, SABINE shall at all times provide, maintain and operate (or cause to be provided, maintained and operated) the Sabine Pass Facility in accordance with the following: (i) International LNG Terminal Standards; and (ii) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals.

(b)                                 Facilities to be Provided.  Subject to Section 7.1(a), the Sabine Pass Facility shall include the following:

(i)                                     appropriate systems for communications with LNG Vessels;

(ii)                                  two unloading berths, each capable of berthing an LNG Vessel having a displacement of no more than 166,600 tonnes, an overall length of no more than 1,140 feet, a beam of no more than 175 feet, and a draft of no more than 40 feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat.

(iii)                               lighting sufficient to permit unloading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that SABINE shall in no event be obligated to allow nighttime berthing operations at the Sabine Pass Facility if SABINE determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety risks to the Sabine Pass Facility, an LNG Vessel, or a third party);

(iv)                              unloading facilities capable of receiving LNG at a rate of up to an average of 12,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(v)                                 a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at required rates, pressures and temperatures;

(vi)                              facilities allowing ingress and egress between the Sabine Pass Facility and the LNG Vessel by (x) representatives of Governmental Authorities for purposes of unloading operations; and (y) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(vii)                           LNG storage facilities with a total gross capacity of at least four hundred eighty thousand (480,000) Cubic Meters of LNG; and

(viii)                        LNG regasification facilities with a total daily capacity of up to 2,730,000 MMBTUs.

(c)                                  Expansion.  SABINE shall have the right, but not the obligation, to from time to time expand the Sabine Pass Facility or to construct or acquire other facilities in order to perform the Services.

(d)                                 Facilities Not Provided.  For the avoidance of doubt, services and facilities not provided at the Sabine Pass Facility include the following: (i) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel; (ii) facilities for providing bunkers; and (iii) facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts.

7.2                               Compatibility of Sabine Pass Facility with LNG Vessels

(a)                                  Sabine Pass Facility General Specifications.  SABINE has provided to Customer the general specifications for the LNG berthing and unloading facilities of the Sabine Pass Facility and in this regard SABINE acknowledges that such specifications have taken into consideration the necessary ship-shore compatibility in relation to typical LNG vessels existing as of the Effective Date.

(b)                                 Compatibility Generally.  Customer shall ensure, at no cost to SABINE, that each of the LNG Vessels is fully compatible with the Sabine Pass Facility as set forth in such general specifications.  Should an LNG Vessel fail materially either to be compatible with the Sabine Pass Facility, or to be in compliance with the provisions of Article 8, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

(c)                                  Modifications to Terminal Generally.  The Parties agree that, after the date hereof, SABINE shall be entitled to modify the Sabine Pass Facility in any manner whatsoever, provided that (i) such modifications do not render the Sabine Pass Facility incompatible with an LNG Vessel that was previously compatible with the Sabine Pass Facility; (ii) such modifications, once finalized, do not reduce the Services Quantity; and (iii) such modifications do not otherwise conflict with SABINE’s obligations under this Agreement.  Notwithstanding the foregoing, SABINE may modify the Sabine Pass Facility in a manner that would render it incompatible with an LNG Vessel, provided that such modification is necessary for SABINE to comply with its obligations under Section 7.1(a).

(d)                                 Modifications to Terminal Resulting From Changes in International LNG Vessel Standards.  In the event of a change in International LNG Vessel Standards which requires an LNG Vessel to be modified but such vessel modification would render such LNG Vessel incompatible with the Sabine Pass Facility, then SABINE shall use its best efforts to modify the Sabine Pass Facility to render it compatible with such modified LNG Vessel provided that: (i) such modifications do not render the Sabine Pass Facility incompatible with another LNG vessel that was previously compatible with the Sabine Pass Facility; (ii) such modifications, once finalized, do not reduce the Services Quantity; and (iii) such modifications do not otherwise conflict with SABINE’s obligations under this Agreement.

7.3                               Customer Inspection Rights

Upon obtaining SABINE’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer’s designated representatives (including LNG Suppliers) may from time to time (including during the period of initial construction) inspect the operation of the Sabine Pass Facility so long as such inspection occurs from 8:00 a.m. Central Time to 5:00 p.m. Central Time on a Business Day.  Any such inspection shall be at Customer’s sole risk and expense.  Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Sabine Pass Facility.  Customer’s right to inspect and examine the Sabine Pass Facility shall be limited to verifying SABINE’s compliance with SABINE’s obligations under this Agreement and shall not entitle Customer to make direct requests to SABINE regarding any aspect of the Sabine Pass Facility.  No inspection (or lack thereof) of the Sabine Pass Facility by Customer hereunder, or any requests or observations made to SABINE or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend SABINE’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of SABINE’s obligations under this Agreement.

ARTICLE 8
TRANSPORTATION AND UNLOADING

8.1                               LNG Vessels

(a)                                  Customer to Cause LNG Vessels to Comply.  Customer shall be responsible for the transportation of LNG from the Loading Port to the Receipt Point.  In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 8 in all respects.

(b)                                 Approvals and Documentation.  Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Sabine Pass Facility.  Each LNG Vessel shall at all times have on board valid documentation evidencing all such Approvals.  Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)                                  Fireboats, Escort Vessels and Port Charges.  Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Sabine Pass Facility.  Customer shall pay all Port Charges directly to the appropriate Person.

(d)                                 Requirements.  Each LNG Vessel must satisfy the following requirements:

(i)                                     Specifications.  Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Sabine Pass Facility identified in Section 7.1(b).  Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 7.1(b) or otherwise acceptable to SABINE, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel.

(ii)                                  LNG Vessel Capacity.  Except as otherwise agreed in writing by SABINE, each LNG Vessel shall have an LNG cargo containment capacity of no less than eighty-seven thousand six hundred (87,600) Cubic Meters, determined at the time of loading of LNG.

(iii)                               Condition of the LNG Vessel.  Each LNG Vessel shall be (x) fitted in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (y) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.  The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)                              Classification Society.  Each LNG Vessel shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyds Register for Shipping, Bureau Veritas, Germanischer Lloyd, NKK, Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)                                 Construction.  Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code For the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)                              Operation and Maintenance.  Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards.  Unless approved by SABINE in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Sabine Pass Facility.  Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)                           Crew.  The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew.  Without in any way limiting the foregoing, the Master, chief engineer, all cargo engineers, and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English.

(viii)                        Communications.  Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Sabine Pass Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(ix)                                Pumping Time.  Provided that the Sabine Pass Facility supplies a suitable vapor return line meeting the requirements of Section 7.1(b)(v), then:

a.                                       an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

b.                                      an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG unloading time (in hours)

where:

x =                     y/12,000 Cubic Meters; and

y =                   the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters.

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms, shall not be included in the computation of pumping time.

8.2                               Sabine Pass Marine Operations Manual

SABINE and Customer shall discuss in good faith with the objective of developing a marine operations manual that governs activities at the Sabine Pass Facility and applies to all LNG Vessels (but excluding the matters governed by the Sabine Pass Services Manual).  In developing such a manual, SABINE shall provide Customer at least eighteen (18) months in advance of the Commercial Start Date with a preliminary draft of the same (the “Preliminary Marine Operations Manual”) which shall be consistent, to the maximum extent possible, with International LNG Vessel Standards.  If Customer desires to consult with SABINE regarding the contents of the Preliminary Marine Operations Manual, Customer shall, no later than sixty (60) days from delivery of said manual by SABINE, request to meet with SABINE by providing notice thereof to SABINE, and SABINE shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual.  SABINE shall not unreasonably propose provisions for the Preliminary Marine Operations Manual, and Customer shall not unreasonably withhold or delay its consent to the Preliminary Marine Operations Manual.   If (a) Customer does not submit the foregoing notice to SABINE on a timely basis or (b) Customer and SABINE meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the “Sabine Pass Marine Operations Manual”.  If Customer and SABINE meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Marine Operations Manual, then the subject matter with respect to which the Parties have been unable to agree shall be subject to arbitration in accordance with Article 20.  The Parties shall endeavor to have the Sabine Pass Marine Operations Manual in effect at least nine (9) months prior to the Commercial Start Date.  In the event SABINE intends to amend the Sabine Pass Marine

Operations Manual, then SABINE shall follow the procedure set forth above in relation to the Preliminary Marine Operations Manual.  SABINE shall deliver to Customer, and all Other Customers, a copy of the Sabine Pass Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be.  Customer shall comply with such Sabine Pass Marine Operations Manual in all respects.  The Parties will undertake to develop a Sabine Pass Marine Operations Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Sabine Pass Marine Operations Manual, the terms of this Agreement shall control.

8.3                               LNG Vessel Inspections; Right to Reject LNG Vessel

(a)                                  Inspections.  During the Term, on prior reasonable notice to Customer, SABINE, acting as a Reasonable and Prudent Operator, may at its sole risk send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as SABINE may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement.  SABINE shall bear the costs and expenses in connection with any inspection conducted hereunder.  Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea.  Any inspection carried out pursuant to this Section 8.3(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle SABINE or any of its representatives to make any request or recommendation directly to Transporter except through Customer.  No inspection (or lack thereof) of an LNG Vessel hereunder shall (i) modify or amend Customer’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (ii) constitute an acceptance or waiver by SABINE of Customer’s obligations under this Agreement.

(b)                                 Right to Reject LNG Vessel.  SABINE shall have the right to reject any LNG Vessel that Customer intends to use to deliver LNG to the Sabine Pass Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)                                     neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to SABINE in respect of such vessel and her operation, nor increase SABINE’s responsibilities to Customer or third parties for the same; and

(ii)                                  Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

8.4                               Advance Notices re LNG Vessel and Cargoes

(a)                                  Change in Expected Receipt Quantity.  If, subsequent to issuing the notice required under Section 5.1(b)(iv) herein, Customer anticipates a change, by way of either increase or decrease, of at least five percent (5%) in the Expected Receipt Quantity for a particular Cargo, Customer shall promptly provide notice thereof to SABINE and include in such notice Customer’s new estimate of the Expected Receipt Quantity.  SABINE shall use reasonable endeavors to accept any increase in the quantity but shall at all times retain the right not to accept such new increased estimate if, in its sole discretion, such new estimate will result in excess inventory at the Sabine Pass Facility.

(b)                                 LNG Vessel Nomination.  As soon as practicable but no later than five (5) days prior to the scheduled loading date for a Cargo (unless the Cargo is a diversion cargo, in which case the deadline shall be as soon as practicable after such diversion), Customer shall notify SABINE of the information specified below:

(i)                                     name of LNG Vessel and, in reasonable detail, the dimensions, specifications, operator, and owner of such LNG Vessel;

(ii)                                  name of Loading Port;

(iii)                               expected departure date of LNG Vessel from Loading Port;

(iv)                              estimated arrival date at the Sabine Pass Facility; and

(v)                                 any changes in the Expected Receipt Quantity since Customer’s prior notice.

Moreover, if the vessel that Customer proposes to use as an LNG Vessel has not, within the immediately preceding Contract Year, delivered LNG to the Sabine Pass Facility, Customer shall notify SABINE thereof at least sixty (60) days prior to the first day of the applicable Scheduled Unloading Window.

(c)                                  LNG Vessel Movements.  With respect to each Cargo of LNG to be delivered hereunder, Customer shall give, or cause the Master of the LNG Vessel to give, to SABINE the following notices:

(i)                                     A first notice (“First Notice”), which shall be sent upon the departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Pilot Boarding Station (“ETA”), and any operational deficiencies in the LNG Vessel that may affect its performance at the Sabine Pass Facility or berth;

(ii)                                  A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA.  If, thereafter, such ETA changes by more than six (6)

hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iii)                               A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA.  If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iv)                              A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA.  If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA; and

(v)                                 An NOR, which shall be given at the time prescribed in Section 8.5 below.

(d)                                 Characteristics of Cargoes.  With the First Notice, Customer shall notify SABINE, or cause SABINE to be notified, for SABINE’s information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

(i)                                     Gross Heating Value per unit;

(ii)                                  molecular percentage of hydrocarbon components and nitrogen;

(iii)                               average temperature; and

(iv)                              density at loading.

(e)                                  Right to Reject Certain Quantities.  Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, SABINE shall for any reason (including limitations in LNG Storage) have the right to reject unloading of any quantities of LNG on board an LNG Vessel that exceed by more than five percent (5%) the Expected Receipt Quantity for such Cargo as specified in, whichever applicable, (i) the notice delivered pursuant to Section 5.1(b)(iv) and utilized by SABINE for the purposes of determining Customer LNG Receipt Schedule or (ii) any subsequent notice delivered pursuant to Section 8.4(a) and accepted by SABINE.

8.5                               Notice of Readiness

(a)                                  Issuance.  Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by SABINE under Section 7.1(b)(iii), the Master of an LNG Vessel or its agent shall give to SABINE its notice of readiness (“NOR”) to unload (berth or no berth) upon arrival of such LNG Vessel at the specific location off the Sabine Pass Facility at which Pilots customarily board the LNG Vessel (such location referred to as the “Pilot Boarding Station”) and after the Pilot has boarded the LNG Vessel.

(b)                                 Effectiveness.  An NOR given under Section 8.5(a) shall become effective as follows:

(i)                                     For an LNG Vessel arriving at the Pilot Boarding Station at any time before 6:00 a.m. Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel, an NOR shall be deemed effective at the earlier of (x) 6:00 a.m. Central Time on the first day of such Scheduled Unloading Window; or (y) the time unloading commences;

(ii)                                  For an LNG Vessel arriving at the Pilot Boarding Station at any time between the period of 6:00 a.m. Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel and 6:00 p.m. Central Time on the second day of such Scheduled Unloading Window (such period referred to as the “NOR Window”), an NOR shall become effective at the time of its issuance; or

(iii)                               For an LNG Vessel arriving at the Pilot Boarding Station at any time after the expiration of the NOR Window, an NOR shall become effective upon SABINE’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

8.6                               Berthing Assignment

(a)                                  General Rule.  SABINE shall determine the berthing sequence of all LNG Vessels at the Sabine Pass Facility in order to ensure compliance with the Customer LNG Receipt Schedule and the Other Customer LNG Receipt Schedules.  If an LNG Vessel arrives not ready to unload for any reason, SABINE may refuse to allow it to berth.

(b)                                 Timely Arrival.  SABINE shall berth an LNG Vessel arriving before or during its NOR Window at the first opportunity that SABINE determines such LNG Vessel will not interfere with unloading by any other scheduled vessel but in no event later than 6:00 p.m. Central Time on the second day of the Scheduled Unloading Window allocated to such LNG Vessel (hereinafter referred to as the “Berthing Deadline”); provided, however, that if SABINE does not berth such LNG Vessel by the Berthing Deadline, but berths such vessel within forty-eight (48) hours of the Berthing Deadline, Customer’s sole recourse and remedy for SABINE’s breach thereof is demurrage pursuant to Section 8.7(c).  If, as of the forty-eighth (48th) hour following the Berthing Deadline, SABINE has not berthed the LNG Vessel, and such delay is not attributable to a reason that would result in an extension of Allotted Unloading Time under Section 8.7(a), SABINE shall be deemed to have failed to provide the Services Quantity with respect to such Cargo of LNG.

(c)                                  Late Arrival.  SABINE shall berth an LNG Vessel arriving after its NOR Window at the first opportunity that SABINE reasonably determines such LNG Vessel will not interfere with unloading by any scheduled vessel.

8.7                               Unloading Time

(a)                                  Allotted Unloading Time.   The allotted unloading time for each LNG Vessel (“Allotted Unloading Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)                                     reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its Master, crew, owner or operator;

(ii)                                  Force Majeure;

(iii)                               unscheduled curtailment or temporary discontinuation of operations at the Sabine Pass Facility in accordance with Section 16.2;

(iv)                              occupancy of the berth by an LNG vessel that arrived at berth at the Sabine Pass Facility no later than 6:00 p.m. Central Time of the scheduled unloading window allocated to such LNG vessel (such unloading window not to exceed the time allotted to Customer), which shall result in an extension of no more than nine (9) hours;

(v)                                 additional time to unload an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters, such increase over thirty-six (36) hours to be calculated in the same manner as increases over twenty-four (24) hours under Section 8.9(b)(i)b;

(vi)                              failure to send the Final Notice; and

(vii)                           nighttime transit restrictions.

For the avoidance of doubt, SABINE shall have the right to delay berthing of the LNG Vessel for any of the reasons set forth in (i) to (vii) above.

(b)                                 Actual Unloading Time.  The actual unloading time for each LNG Vessel (“Actual Unloading Time”) shall commence when the NOR is effective and shall end when the unloading and return lines of the LNG Vessel are disconnected from the Sabine Pass Facility’s unloading and return lines.

(c)                                  Demurrage at the Sabine Pass Facility.

(i)                                     In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 8.7(a)) (“Demurrage Event”), SABINE shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day
Less than 120,000 Cubic Meters	$45,000
120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	$55,000
160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	$65,000
200,000 Cubic Meters or greater	$83,000

(ii)                                  If a Demurrage Event occurs, Customer shall invoice SABINE for such demurrage pursuant to Section 11.2.

(d)                                 If, as of the forty-eighth (48th) hour following the expiration of Allotted Unloading Time SABINE has not completed unloading of the LNG Vessel, Customer may discontinue unloading and may vacate the berth, and SABINE shall be deemed to have failed to provide the Services Quantity with respect to any portion of such Cargo of LNG that has not been unloaded.

(e)                                  Excess Boil-Off.  If an LNG Vessel is delayed in berthing at the Sabine Pass Facility and/or commencement of unloading due to an event occurring at the Sabine Pass Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 8.7(a), and if, as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective, then, for each full hour by which commencement of unloading is delayed beyond such twenty-four (24) hour period, SABINE shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price multiplied by the quantity in MMBTUs equal to 0.0052% of the Cargo.  Customer shall invoice SABINE for such excess boil-off pursuant to Section 11.2.

8.8                               Unloading at the Sabine Pass Facility

(a)                                  Efficiency.  SABINE shall cooperate with Transporters (or their agents) and with the Master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

(b)                                 Vapor Return Line.  During unloading of each Cargo of LNG, SABINE shall return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Customer’s account.

8.9                               LNG Vessel Not Ready for Unloading; Excess Berth Time

(a)                                  Vessel Not Ready for Unloading.  If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, SABINE may direct the LNG Vessel’s Master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to SABINE that such LNG Vessel can be made ready without disrupting the overall unloading schedule of the Sabine Pass Facility or operations of the Sabine Pass Facility.  When an unready LNG Vessel at anchorage becomes ready for unloading, its Master shall notify SABINE.  Upon the reberthing of any LNG Vessel vacated pursuant to this Section 8.9(a), Customer shall be responsible for any actual costs incurred by SABINE acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for unloading.

(b)                                 Berth Limitations.

(i)                                     An LNG Vessel shall complete unloading and vacate the berth as soon as possible but not later than the following allowed berth time:

a.                                       twenty-four (24) hours, in the case of an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

b.                                      in accordance with the following formula, in the case of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:

24  +  x  =  allowed berth time (in hours)

where:

x =                     y/12,000 Cubic Meters; and

y =                   the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters.

Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to SABINE; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Force Majeure; and (d) nighttime transit restrictions.

(ii)                                  If an LNG Vessel fails to depart at the end of its allowed berth time, SABINE may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

(iii)                               If an LNG Vessel fails to vacate the berth after receipt of SABINE’s notice to do so under this Section 8.9, Customer shall reimburse SABINE for any and all reasonable and actual damages its incurs as a result thereof, including amounts SABINE becomes contractually obligated to pay as demurrage or excess boil-off to any Other Customer.

(iv)                              Subject to this Section 8.9, in the event an LNG Vessel fails to vacate the berth within seventy-two (72) hours of arrival and Customer is not taking actions to cause it to vacate the berth, SABINE may effect such removal at the expense of the Customer.

ARTICLE 9
RECEIPT OF LNG

9.1                               Title, Custody and Risk of Loss

(a)                                  Title to Customer’s Inventory, Risk of Loss.  Subject to Section 3.4, SABINE shall not assume title or risk of loss with respect to Customer’s Inventory even during periods when it is in the possession and control of SABINE.  For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to SABINE at the Receipt Point.

(b)                                 Possession and Control.  Possession and control of Customer’s LNG shall pass from Customer to SABINE upon delivery of same at the Receipt Point.  Possession and control of Customer’s Inventory shall pass from SABINE to Customer upon delivery of same at the Delivery Point.

9.2                               No Encumbrance

(a)                                  Customer’s Covenants.  Customer agrees to fully defend, indemnify and hold SABINE and its Affiliates harmless against all Encumbrances and Liabilities relating to such Encumbrances (collectively, “Claims”) regarding Customer’s Inventory, including Claims brought by Other Customers, other than any Claims caused by SABINE’s acts or omissions.  For purposes of this Section 9.2(a), the term “Encumbrance” shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

(b)                                 SABINE’s Covenants.  SABINE covenants that it has the right to deliver to Customer at the Delivery Point all Gas held for Customer’s account free from all Claims relating thereto caused by SABINE’s acts or omissions.  SABINE agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer’s Inventory caused by the acts or omissions of SABINE and Other Customers.

9.3                               Receipt of LNG

The receipt of LNG from an LNG Vessel at the Receipt Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions as are specified in the Sabine Pass Marine Operations Manual.

9.4                               Quality and Measurement of Customer’s LNG

Customer’s LNG shall be measured and tested in accordance with Annex I.  Customer shall ensure that all LNG delivered at the Receipt Point for Customer’s account shall conform to the following specifications:

(a)                                  Gross Heating Value.

(i)                                     LNG when delivered by Customer to SABINE shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(ii)                                  If the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 9.4(a)(i) by reason of boil-off occurring during a delay (other than a delay which extends Allotted Unloading Time under Section 8.7(a)) caused by SABINE in unloading an LNG Vessel of more than thirty (30) hours after the NOR becomes effective, such LNG shall be deemed to have met the quality specifications of this Agreement regarding Gross Heating Value.

(b)                                 Components.

(i)                                     The LNG when delivered by Customer to SABINE shall, in a gaseous state, contain not less than eighty-four molecular percentage (84.0 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.                                       Nitrogen (N2), 1.5 MOL%;

b.                                      Ethane (C2), 11 MOL%;

c.                                       Propane (C3), 3.5 MOL%;

d.                                      Butanes (C4) and heavier, 2 MOL%;

e.                                       Pentanes (C5) and heavier, 0.09 MOL%;

f.                                         Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet; and

g.                                      Total sulfur content, 1.35 grains per 100 Standard Cubic Feet.

(ii)                                  The LNG when delivered by Customer to SABINE shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

9.5                               Off-Specification LNG

(a)                                  Refusal of Off-Spec LNG.  Without prejudice to any other rights and remedies of SABINE hereunder, SABINE may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 9.4 (“Off-Spec LNG”).

(b)                                 Notice.  Customer shall provide notice to SABINE as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to SABINE hereunder to conform to the quality specifications set forth in Section 9.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Windows to be affected thereby.  If so notified, SABINE shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG.  If SABINE is notified by Customer prior to the commencement of unloading of a Cargo at the Sabine Pass Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Sabine Pass Facility, SABINE shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however, that SABINE shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for SABINE to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 9.5(b).  Subject to SABINE first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, SABINE shall:

(i)                                     notify Customer that SABINE will take delivery of some or all of the affected Cargoes, without prejudice to SABINE’s rights and remedies with respect to such Off-Spec LNG other than SABINE’s right to reject said Cargo; or

(ii)                                  reject all or any of the affected Cargoes.

(c)                                  Customer’s Responsibility.  If SABINE accepts delivery of such a Cargo of Off-Spec LNG, Customer shall:

(i)                                     bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by SABINE or any of SABINE’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and (unless otherwise agreed with Customer) treating Off-Spec LNG by such means as are appropriate, including mixing such Off-Spec LNG with lower calorific value Gas or injecting nitrogen if facilities to allow for injection presently exist at the Sabine Pass Facility; and

(ii)                                  indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person and any Other Customers, which arise out of, are incident to or result from the acceptance, handling, disposal or use of Off-Spec LNG.

9.6                               Effect on Future Cargoes

(a)                                  No Continuing Waiver.  Acceptance of Off-Spec LNG shall not prevent SABINE from refusing future deliveries of Off-Spec LNG.  No waiver by SABINE of any default by Customer of any of the specifications set forth in this Article 9 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(b)                                 Extended Delivery of Off-Spec LNG.  If (i) Customer notifies SABINE pursuant to Section 9.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG and (ii) the Parties agree for SABINE to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 9.5(c), bear the financial responsibility for and directly fund, at SABINE’s election, all such incremental capital costs.

ARTICLE 10
REDELIVERY OF GAS

10.1                        General

(a)                                  Delivery Point.  Subject to Section 3.3(a), the quantity of Gas nominated by Customer for any day pursuant to Section 5.2 shall be delivered at the Delivery Point.

(b)                                 Commingled Stream.  Customer acknowledges and agrees that Customer’s Inventory shall be delivered by SABINE in a commingled stream, including that combined with LNG received by SABINE from Other Customers.  Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas of the same quality as Customer’s LNG, provided that the specifications of the commingled Gas stream at the Delivery Point satisfy the requirements set forth in Section 10.3, and provided, further, that SABINE delivers at the Delivery Point a quantity of Gas that is, less Retainage and Customer’s Inventory, the thermal equivalent of the quantity of LNG received by SABINE for Customer’s account at the Receipt Point.

(c)                                  Odorization.  SABINE will deliver Customer’s Inventory at the Delivery Point in its natural state without the addition of any odorizing agent, and SABINE shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority.  SABINE does not assume any responsibility for Liabilities by reason of the fact that it has not odorized Customer’s Inventory prior to its delivery to Customer.

10.2                        Customer’s Responsibility

(a)                                  Downstream Arrangements.  Customer shall arrange for the transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.3 at the rates nominated pursuant to Article 5.  Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Delivery Point to enable SABINE to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement.  Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to SABINE all of Customer’s nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to SABINE.  Such third-party arrangements shall be timely communicated to, and coordinated with, SABINE, and SABINE shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements.  The rules, guidelines, and policies of a Downstream Pipeline transporting or purchasing any Gas for or from Customer at the Delivery Point (as may be changed from time to time by the Downstream Pipeline) shall set forth, among other things, the manner in which Customer’s Inventory is transported from the Delivery Point.  Customer and SABINE recognize that the receipt and delivery on the Downstream Pipeline’s facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

(b)                                 Imbalance Charges.  In the event a Downstream Pipeline imposes scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances (“Imbalance Charges”), Customer shall be obligated to use its reasonable efforts to avoid imposition of such Imbalance Charges.  Customer shall indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from Customer’s acts or omissions.  SABINE shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from SABINE’s acts or omissions.

(c)                                  Limitation.  Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations.

10.3                        Specifications and Measurement of Gas at the Delivery Point

Gas delivered to Customer at the Delivery Point shall be measured and tested in accordance with Annex II.  SABINE shall ensure that all Gas delivered at the Delivery Point for Customer’s account shall conform to the following specifications:

(a)                                  Gross Heating Value.  Gas when delivered by SABINE to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)                                 Components.

(i)                                     Gas when delivered by SABINE to Customer shall contain not less than eighty-two molecular percentage (82 MOL%) of methane (C1) and, for the components and substances listed below, such Gas shall not contain more than the following:

a.                                       Nitrogen (N2), 3 MOL%;

b.                                      Pentanes (C5) and heavier, 0.1 MOL%;

c.                                       Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet;

d.                                      Total sulfur content, 5 grains per 100 Standard Cubic Feet;

e.                                       Oxygen (O2), 10 parts per million;

f.                                         Carbon dioxide (CO2), 2 MOL%; and

g.                                      Water (H2O), 7 pounds per one million Standard Cubic Feet.

(ii)                                  Gas when delivered by SABINE to Customer shall contain no mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

(c)                                  Gas Delivery Pressure.  Customer’s Inventory shall be delivered at the Delivery Point at the appropriate pipeline pressure; provided, however, that such pressure shall be at least 1000 psig but shall not be required to exceed a maximum pressure of 1200 psig.

10.4                        Nonconforming Gas

(a)                                  Right to Reject.  Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 10.3 (“Nonconforming Gas”) if the failure of such Nonconforming Gas to satisfy such specifications would (a) be grounds for an operator of a Downstream Pipeline or a Person under contract with Customer to purchase such Gas (“Downstream Purchaser”) to reject such Nonconforming Gas or (b) otherwise materially and adversely affect Customer, in Customer’s reasonable opinion; provided, however, that if SABINE has accepted such Off-Spec LNG pursuant to Section 9.5 but the Parties have agreed under Section 9.5(c) to not treat such Off-Spec LNG, Customer shall be deemed to have waived its right to reject Gas that does not conform to the specifications set forth in Section 10.3.

(b)                                 SABINE Indemnity.  If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline and a Downstream Purchaser), which arise out of, are incident to or result from the acceptance, handling, disposal or use of Non-Conforming Gas.  If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Non-Conforming Gas.

ARTICLE 11
PAYMENT

11.1                        Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, commencing with the month prior to the Commercial Start Date, SABINE shall deliver to Customer a statement setting forth the following:

(a)                                  the Fixed Component for the following month;

(b)                                 the FOC Component for the following month;

(c)                                  the Incremental Costs, if any, for the prior month; and

(d)                                 any charges under Section 4.3 for the prior month.

11.2                        Other Statements

If any other moneys are due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 11, then the Party to whom such moneys are due shall furnish a statement therefor to the other Party, along with pertinent information showing the basis for the calculation thereof.

11.3                        Adjustments, Audit

(a)                                  General.  If, within ninety (90) days of the issuance by SABINE of a statement, SABINE acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then SABINE shall promptly serve on Customer a written notice setting forth that information.  Unless otherwise provided herein, after obtaining that information, SABINE shall promptly prepare and serve on Customer an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owing.  In the event Customer issued a statement and subsequently acquires information indicating the necessity of an adjustment to such statement, Customer shall follow the same procedure in issuing an adjusted statement.

(b)                                 Audit.  Upon thirty (30) days written notice issued within six (6) months of the conclusion of any Contract Year, Customer shall have the right to cause an internationally recognized firm of accountants, appointed by Customer at Customer’s sole expense, to audit the books, records and accounts of SABINE that are directly relevant to the determination of Incremental Costs, SABINE Taxes and New Regulatory Costs, LNG receipts and Gas deliveries for such prior Contract Year, as provided in statements issued to Customer pursuant to this Article 11.  Such audit shall be conducted at the head office of SABINE and shall be completed within the Contract Year in which Customer’s notice is sent to SABINE.  If Customer obtains information indicating the necessity of an adjustment to any statement rendered hereunder, then within ninety (90) days following completion of the audit pertaining to the affected Contract Year, Customer shall promptly serve on SABINE a statement pursuant to Section 11.2 and written notice setting forth the information and basis for such statement.  If Customer waives its right to conduct an audit, statements may be contested by Customer only if, within a period of ninety (90) days after the end of the year, Customer serves on SABINE notice questioning their correctness.  If no such notice is served, statements shall be deemed correct and accepted by both Parties.  Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 11.4(c)) shall be paid by SABINE or Customer to the other, as the case may be.

(c)                                  Records.  SABINE shall keep all books and records relevant to such audit for a period of three (3) years following the end of the relevant Contract Year; provided that where SABINE is on notice of a Dispute, SABINE shall keep all such books, records and other information until such Dispute has been finally resolved.

11.4                        Payment Due Dates

(a)                                  Due Date for Monthly Statement.  Each monthly statement submitted pursuant to Section 11.1 shall become due and payable on the later of (i) ten (10) days after delivery by SABINE of such monthly statement or (ii) the twenty-fifth (25th) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)                                 Due Date for Other Statements.  Each statement submitted pursuant to Section 11.2 shall become due and payable on the thirtieth (30th) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day.  For purposes of this Section 11.4(b), a facsimile copy of an invoice shall be deemed received by a Party on the next Business Day following the day on which it was sent.

(c)                                  Interest.  Except as provided in Section 11.4(d), if the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

(d)                                 Recurring Late Payments.  If three (3) monthly statements submitted pursuant to Section 11.1 in a Contract Year are not paid when due, then, in addition to the remedies provided in Section 11.6, any late payment thereafter shall bear a charge equal to two percent (2%) of the unpaid amount thereof in lieu of interest at the Base Rate as provided in Section 11.4(c).

11.5                        Payment

Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party.  Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges.  Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

11.6                        Nonpayment

The term “Cumulative Delinquency Amount” shall mean, with respect to a Party, the cumulative amount, expressed in United States dollars, that is owed by that Party to the other Party under this Agreement and is past due.  Without prejudice to a Party’s right of offset, if a Party’s failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed three (3) times the Reservation Fee, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the “Delinquency Notice”) to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 11.4(c), has been paid in full; provided, however, that (a) no such suspension of a Party’s obligations under this Section 11.6 shall excuse the owing Party from the performance of its obligations hereunder, and (b) in the event that SABINE suspends performance under this Section 11.6, (i) Customer shall continue to be liable for the Fee pursuant to Article 4, and (ii) SABINE may offer Customer’s unutilized Services Quantity to the Other Customers.  If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount.  Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

11.7                        Disputed Statements

In the event of disagreement concerning any statement, Customer or SABINE (as the case may be) shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of an obvious error in computation, Customer or SABINE (as the case may be) shall pay the correct amount disregarding such error.

11.8                        Final Settlement

Within sixty (60) days after expiration of the Term, SABINE and Customer shall determine the amount of any final reconciliation payment.  After the amount of the final settlement has been determined, SABINE shall send a statement to Customer, or Customer shall send a statement to SABINE, as the case may be, in United States dollars for amounts due under this Section 11.8, and SABINE or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

ARTICLE 12
TAXES

Notwithstanding Section 4.3, Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer’s Inventory (including receipt or redelivery thereof) and the LNG Vessels.  Customer shall reimburse and hold harmless SABINE for any such Taxes that may be required by law to be remitted by SABINE and shall pay such additional amount (including Taxes and corresponding interest at the Base Rate) as is necessary to ensure receipt by SABINE of the full amounts otherwise due to it under this Agreement.  Notwithstanding the foregoing, neither Party shall be responsible for Taxes on the capital revenue or income derived by the other Party.

ARTICLE 13
INSURANCE

13.1                        SABINE’s Insurance

SABINE shall be responsible for obtaining and maintaining (a) insurance for the Sabine Pass Facility to the extent required by applicable law; and (b) additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving and regasification terminal would obtain.  SABINE shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves.  SABINE shall exercise its best efforts to collect any amount due to SABINE under such insurance policies.  Any insurance policy required pursuant to this Section 13.1 shall contain a standard waiver of subrogation endorsement.  Upon request of Customer, SABINE shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 13.1 is in effect.  In any event SABINE shall be required to obtain the following insurance coverages:

(a)                                  Commercial General Liability Insurance / Marine Terminal Operator’s Liability Insurance;

(b)                                 Workers’ Compensation / Employer’s Liability;

(c)                                  All-Risk Property Insurance;

(d)                                 Wharfingers Liability Insurance;

(e)                                  Pollution Liability Insurance; and

(f)                                    Business Interruption Insurance pursuant to Section 4.1(b) in an amount sufficient to replace the Fee in the event of an interruption of service due to any of the causes customarily addressed by business interruption insurance.  Prior to the placement of any business interruption insurance, SABINE shall present its proposed business interruption insurance policy to Customer for review and approval.

In addition, during construction of the Sabine Pass Facility, SABINE shall cause the contractor under the engineering, procurement and construction contract to carry an appropriate level of insurance, including Construction All-Risk Insurance.

13.2                        Customer’s Insurance

(a)                                  Loss of Product Insurance.  Customer acknowledges that SABINE shall not at any time be responsible for securing and maintaining loss of product insurance covering the risk of loss of Customer’s Inventory and that Customer shall be responsible for insuring against such risk.  If Customer elects to obtain loss of product insurance that insures the physical damage or loss of Customer’s Inventory, SABINE shall, upon request of Customer, provide Customer all documents and information reasonably necessary to enable Customer to obtain such loss of product insurance.

(b)                                 LNG Vessel Insurance.  Customer shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions.  In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel.  In this regard:

(i)                                     Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(ii)                                  Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with and subject to and on the basis of the rules of any of the reputable P&I insurance associations experienced in providing P&I Insurance for LNG vessels.

(c)                                  Evidence of Insurance.  Prior to the commencement of deliveries to the Sabine Pass Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to SABINE in relation to each LNG Vessel: cover notes, certificates of entry, the latest rules of the particular provider, and detailed written information concerning all required insurance policies.  These policies shall provide SABINE with thirty (30) days prior written notice of any cancellation, material change or alteration in coverage.  These policies shall also contain waiver of subrogation clause and name SABINE as additional insured.  The receipt of such information shall not impose any obligation on SABINE.

13.3                        Port Liability Agreement

Notwithstanding any other provision of this Agreement and any rights that a Transporter may have under applicable law in relation to Liabilities for incidents involving an LNG Vessel occurring at the Sabine Pass Facility, Customer shall either:

(a)                                  cause Transporter to execute the Port Liability Agreement in the form set forth in Exhibit C prior to Transporter’s LNG Vessel’s arrival at the Sabine Pass Facility in which case SABINE waives any and all claims against Customer arising out of incidents involving such Transporter and Transporter’s LNG Vessel; or

(b)                                 in the event a Transporter fails to execute such Port Liability Agreement, indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from such failure.

ARTICLE 14
LIABILITIES

14.1                        Limitation of Liability of SABINE

The liability of SABINE to Customer arising out of, relating to, or connected with an Event under this Agreement shall not exceed three (3) times the Reservation Fee.  For purposes of this Section 14.1, an “Event” means any occurrence or series of occurrences having the same origin.

14.2                        Cover Gas

In the event that SABINE fails to receive a Cargo of LNG that it is otherwise required to receive under this Agreement, or fails to deliver Regasified LNG that it is required to deliver under this Agreement, and such failure is not attributable to the act or omission of Customer, is not attributable to Force Majeure, and is not otherwise excused by this Agreement (“Sabine Breach”), SABINE’s liability in respect of such Sabine Breach shall be limited as provided in Section 14.1, and shall be further limited to the excess, if any, of:

(a)                                  Customer’s cost of acquiring cover gas at or downstream of the Sabine Pass Facility necessitated by the Sabine Breach over

(b)                                 the net proceeds of any alternate sale of LNG made by Customer as a result of the Sabine Breach.

Customer shall use reasonable efforts to minimize its cost of acquiring cover gas and maximize the net proceeds of any alternate sale of LNG.  Notwithstanding Section 4.4(c)(ii), if Customer recovers from SABINE pursuant to this Section 14.2, Customer shall not be entitled to schedule any Make-Up Quantity pursuant to Section 4.4(c) with respect to quantities for which Customer recovers from SABINE pursuant to this Section 14.2.

14.3                        Consequential Loss or Damage

Except as provided in Section 14.2, no Party shall be liable to the other Party for or in respect of:

(a)                                  any consequential loss or damage;

(b)                                 loss of profits or business interruption to the extent such amounts do not constitute consequential loss or damage; or

(c)                                  any special, incidental or punitive damages,

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

14.4                        Exceptions

The limitations of liability contained in Sections 14.1 and 14.2 shall not apply to liabilities caused by the Gross Negligence/Willful Misconduct of SABINE.  “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by SABINE which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences SABINE knew, or should have known, such act or failure would have on the safety or property of another Person, provided however that any act or failure to act on the part of any employee of Customer that has been seconded to SABINE shall not be attributed to SABINE for purposes of this Section 14.4.

14.5                        Parties’ Liability

Customer’s sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be against SABINE and its assets.  Except as otherwise provided herein and pursuant to the terms of the Guarantee, SABINE’s sole recourse and remedy under this Agreement shall be against Customer and its assets for a breach hereof or a default hereunder.  In the event of a breach of this Agreement, the non-breaching Party shall exercise commercially reasonable efforts to mitigate its damages resulting therefrom.

ARTICLE 15
FORCE MAJEURE

15.1                        Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure.  Subject to the provisions of this Article 15, the term “Force Majeure” shall mean any act, event, or circumstance, including Adverse Weather Conditions, that is not reasonably within the control of and that prevents or delays a performance by a Party.  Nothing in this Article 15 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

15.2                        Limitation on Scope of Force Majeure for Customer

Notwithstanding Section 15.1 of this Agreement, no Force Majeure shall relieve, suspend, or otherwise excuse Customer from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay SABINE under this Agreement, including the obligations set forth in Sections 3.1, 3.4, 8.9, 9.2, 9.5, 10.2, 13.3, and 17.2 and Article 4, Article 11,  Article 12 and Article 20.

15.3                        Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs.  Upon the occurrence of a Force Majeure that prevents, interferes with or delays the performance by SABINE or Customer, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)                                  the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)                                 the particulars of the program to be implemented to resume normal performance hereunder;

(c)                                  the anticipated portion of the Services Quantity for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)                                 where Section 15.7 applies, the quantity of Services that SABINE reasonably expects to allocate to Customer.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

15.4                        Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures to this end which are reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure.  Prior to resumption of normal performance, the Parties shall continue to perform its obligations under this Agreement to the extent not excused by such event of Force Majeure.

15.5                        No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

15.6                        Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.7                        Allocation of Services

If, as a result of an event of Force Majeure, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services in the following order of priority (such allocation herein referred to as the “Major Customer Allocation Priority”):

(a)                                  first among Major Customers only, based on the ratio that the Maximum LNG Reception Quantity (in the case of an allocation for Customer) or the similar maximum contractual entitlement of the relevant Major Customer (in the case of an allocation for another Major Customer) bears to the Major Customer Aggregate Contracted Capacity for the remainder of such Contract Year; and

(b)                                 then among Non-Major Customers only, based on the ratio that the maximum LNG reception quantity (or similar maximum contractual entitlement to receive

LNG berthing, unloading and receipt services) of each Non-Major Customer bears to the Non-Major Customer Aggregate Contracted Capacity for the remainder of such Contract Year.

ARTICLE 16
CURTAILMENT OF SERVICES OR
TEMPORARY DISCONTINUATION OF SERVICES

16.1                        Scheduled Curtailment or Temporary Discontinuation of Services

To the extent that SABINE has notified Customer under Section 5.1(a) in connection with the preparation of the Customer LNG Receipt Schedule of maintenance to or modification of the Sabine Pass Facility, SABINE shall have the right during any Contract Year to curtail or temporarily discontinue the Services, in whole or in part due to such maintenance or modification for a period lasting no more than three (3) consecutive days.  During the period of such curtailment or temporary discontinuation of Services, SABINE shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever applicable.  Notwithstanding the foregoing, neither a curtailment nor a temporary discontinuation of Services pursuant to this Section 16.1 shall reduce SABINE’s obligations to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity.

16.2                        Unscheduled Curtailment or Temporary Discontinuation of Services

SABINE shall have the right to curtail or temporarily discontinue the Services provided by the Sabine Pass Facility, in whole or in part, at any time in order to protect persons and property, including the Sabine Pass Facility, from harm or damage due to operational or safety conditions.  SABINE shall use reasonable endeavors to provide Customer such notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given.  If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this Section 16.2, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services in accordance with the Major Customer Allocation Priority.  If a curtailment or temporary discontinuation of Services occurs under this Section 16.2, SABINE may direct Customer to adjust receipts of LNG and deliveries of Customer’s Inventory as the case may be.  Notwithstanding the foregoing, SABINE shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

ARTICLE 17
ASSIGNMENT

17.1                        Restrictions on Assignment

(a)                                  Consent of Other Party Required.  Except as otherwise provided in this Article 17, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)                                 Obligation of Assignee.  If consent is granted pursuant to Section 17.1(a) or in the case of an assignment permitted under Section 17.2 (other than Section 17.2(c)), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

17.2                        Permitted Assignments

(a)                                  Affiliates of SABINE.  Notwithstanding the provisions of Section 17.1, SABINE may freely assign all of its rights under this Agreement to an Affiliate, upon notice to, but without requiring the consent of, Customer.

(b)                                 Affiliates of Customer.  Notwithstanding the provisions of Section 17.1, provided Guarantor agrees in writing that the Guarantee extends to all of the obligations assigned pursuant to this Section 17.2(b), Customer may freely assign all of its rights under this Agreement to an Affiliate upon notice to, but without requiring the consent of, SABINE.  An assignment to an Affiliate of Customer under this Section 17.2(b) of all, but not less than all, of Customer’s rights and obligations under this Agreement shall serve as a novation of this Agreement.

(c)                                  Financing.  Notwithstanding the provisions of Section 17.1, SABINE shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the construction and term financing of the Sabine Pass Facility.  In addition to its obligations under Section 24.1, Customer shall provide to the Lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such Lenders and Customer.  Moreover, Customer agrees to enter into customary direct agreements with such Lenders in form and substance customary for similar financing transactions and agreed by such Lenders and Customer covering matters that are customary in project financings of this type, including Lender assignments or security rights with respect to this Agreement, direct notices to Lenders and Lenders’ step-in/step-out rights; provided, however, in no event shall Customer be required to agree to any amendment to this Agreement or to provide (or cause to be provided) any guaranty or similar commitment other than the Guarantee in favor of the Lenders, SABINE or any other Person.  No assignment under this Section 17.2(c) shall serve as a novation of this Agreement.

(d)                                 Partial Assignments.  Customer may assign a portion of the Services Quantity (or Services in respect of any Make-Up Quantity) for any period of time up to and including the remainder of the Term of the Agreement, or all of its entitlements for a period of time that is less than the remaining Term (collectively, a “Partial Assignment”), without the prior consent of SABINE, to one or more assignees, provided that:

(i)                                     the assignees deliver to SABINE the written undertaking required by Section 17.1(b);

(ii)                                  in relation to all such partial assignments:

a.                                       Customer and all assignees shall designate one of them, or a third party, to act on behalf of Customer and all assignees as Scheduling Representative for the purposes of (a) exercising all rights of Customer under Section 5.1 in relation to the Customer LNG Receipt Schedule, provided that the Scheduling Representative shall identify each Unloading Window within the Customer LNG Receipt Schedule and to each of the assignees, and (b) exercising all rights of Customer under Section 5.2 in relation to Gas nominations, provided that the Scheduling Representative shall identify the portion of each daily nomination to be delivered for the account of Customer and for the account of each of the assignees, and

b.                                      Customer and all assignees shall exercise all rights of Customer under this Agreement (including all rights under Sections 2.3, 3.6, 4.5, 6.1, 8.2, 10.2, 11.3, 18.1, 20.1, 20.2, and 24.1) jointly, without delay or hindrance to each Party’s performance of this Agreement; and

(iii)                               Customer’s Guarantor agrees that the Guarantee extends to the obligations assigned pursuant to this Section 17.2(d).

No Partial Assignment shall (a) serve as a novation of this Agreement; or (b) reduce the responsibility of Customer to SABINE in respect of the Services Quantity or increase SABINE’s responsibilities to Customer and the assignees under this Agreement.  Customer shall indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from a failure by Customer and assignees to designate a Scheduling Representative or to exercise all rights of Customer jointly under (ii) above.

17.3                        Assignment as Novation

(a)                                  Except as provided in Section 17.2(b), an assignment under this Article 17 of all, but not less than all, of Customer’s rights and obligations under this Agreement shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if:

(i)                                     the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement, as if it were the assignor; and

(ii)                                  in the case of Customer, assignee having demonstrated to SABINE that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is the same or better than the creditworthiness of Guarantor or such creditworthiness and/or assignee are otherwise reasonably acceptable to SABINE.  For the purposes of the preceding sentence, the creditworthiness at the time of the assignment of the proposed assignee shall be deemed acceptable to SABINE if (i) the credit rating of such assignee is at such time equivalent to or better than no less than two of the following three ratings:  “A3” by Moody’s Investor Service, “A-” by Standard and Poor’s and “A-” by Fitch Ratings; and (ii) the minimum market capitalization of such assignee is three billion five hundred million dollars ($3,500,000,000); or

(iii)                               in the case of SABINE, assignee having demonstrated to Customer that:

a.                                       its creditworthiness at the time of the assignment is the same or better than the creditworthiness of SABINE, and

b.                                      it has succeeded to substantially all of the assets comprising the Sabine Pass Facility and is willing and able to make available the Services Quantity to Customer.

(b)                                 In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment.

ARTICLE 18
TERMINATION

18.1                        Early Termination Events

(a)                                  Termination by Customer.  Customer may terminate this Agreement pursuant to the other provisions of this Article 18, if:

(i)                                     SABINE has declared Force Majeure with respect to a period that is either projected by SABINE to extend for eighteen (18) months or has in fact extended eighteen (18) months;

(ii)                                  for reasons not excused by Force Majeure or Customer’s actions:

a.                                       SABINE failed to deliver to the Delivery Point an amount aggregating to 191,625,000 MMBTUs or more of Customer’s total Gas nominations in a twelve (12) month period;

b.                                      SABINE has failed entirely to receive for Customer’s account at least fifteen (15) Cargoes, nominated by Customer, over a period of ninety (90) consecutive days;

c.                                       SABINE failed to unload at the Receipt Point, or has notified Customer that it would be unable to unload, the aggregate of fifty (50) Cargoes or more scheduled in the Customer LNG Receipt Schedule for a twelve (12) month period; or

d.                                      (x) if SABINE has obtained a credit rating status by Moody Investor Service, Standard and Poor’s or Fitch Ratings, the credit rating of SABINE falls below two of the following three ratings: “B2” by Moody Investor Service, “B” by Standard and Poor’s or “B” by Fitch Ratings for a period exceeding fifteen (15) days and the debt to equity ratio of SABINE on such fifteenth (15th) day exceeds 80/20; or (y) if SABINE has not obtained a credit rating status by Moody Investor Service, Standard and Poor’s or Fitch Ratings, for a period exceeding fifteen (15) days the debt to equity ratio of SABINE exceeds 80/20.

(b)                                 Termination by SABINE.  SABINE may terminate this Agreement pursuant to the other provisions of this Article 18 if:

(i)                                     the Guarantee ceases to be in full force and effect other than as provided in Section 10(a) of the Guarantee;

(ii)                                  for a period exceeding fifteen (15) days, the credit rating of Guarantor falls below two of the following three ratings: “Baa3” by Moody Investor Service, “BBB-” by Standard and Poor’s or “BBB-” by Fitch Ratings; or

(iii)                               the Guarantor passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within sixty (60) days of service thereof on Guarantor) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation of for the appointment of a receiver, trustee in bankruptcy or liquidator of its undertaking or assets.

(c)                                  Notice.  SABINE or Customer, as the case may be, shall give notice of its exercise of any termination right hereunder to the other Party.

(d)                                 Cure.  At any time after the expiration of a period of thirty (30) days after the terminating Party gives notice of termination pursuant to Section 18.1(c), such Party may terminate this Agreement with immediate effect by giving notice of such termination; provided, however, that the terminating Party may not terminate this Agreement if the circumstances giving rise to such termination right have been fully remedied or have ceased to apply.

(e)                                  Financial Reporting.  In regard to item (y) in Section 18.1(a)(ii)d above, until the time SABINE has obtained a credit rating status by Moody Investor Service, Standard and Poor’s or Fitch Ratings, SABINE shall provide (i) quarterly unaudited and yearly audited financial statements to Customer (certified by an officer of SABINE to be fairly presented in all material respects) to demonstrate that SABINE’s debt to equity ratio does not exceed 80/20 and (ii) subsequent to the Commercial Start Date, a statement to Customer executed by an officer of SABINE certifying SABINE’s debt to equity ratio, which statement shall be provided within five (5) Business Days of SABINE incurring any additional indebtedness.

18.2                        Other Termination Provisions

This Agreement is also subject to the termination provisions provided in Section 11.6.

18.3                        Consequences of Termination

Termination of this Agreement under this Article 18 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party; provided, however, that in no event shall Customer be entitled to recover damages or pursue any other remedy against SABINE in relation to Services which would have been performed by SABINE after the date of termination by Customer.

ARTICLE 19
APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among the Parties.

ARTICLE 20
DISPUTE RESOLUTION

20.1                        Dispute Resolution

(a)                                  Arbitration.  Any Dispute (other than a Dispute regarding measurement under Annex I or Annex II) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(b)                                 Rules.  The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)                                  Number of Arbitrators.  The arbitral tribunal (“Tribunal”) shall consist of  three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(d)                                 Method of Appointment of the Arbitrators.  If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.  If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  For the purposes of appointing arbitrators under this Article 20, (a) Customer, Guarantor and all persons whose interest in this Agreement derives from them shall be considered as one Party; and (b) SABINE and all persons whose interest in this Agreement derives from SABINE shall be considered as one Party.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)                                  Consolidation.  If the Parties initiate multiple arbitration proceedings under this Agreement and/or under the Guarantee, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding.  Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)                                    Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)                                 Language.  The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)                                 Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.  The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Article 23, as well as any other procedure authorized by law.

(i)                                     Notice.  All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Article 23.

(j)                                     Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(k)                                  Interim Measures.  Any party to the Dispute may apply to a court in Harris County, Texas for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(l)                                     Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award, including (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)                               Interest.  The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall accrue at the Base Rate.

(n)                                 Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(o)                                 Waiver of Challenge to Decision or Award.  To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)                                 Confidentiality.  Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 21) to the extent necessary to enforce this Section 20.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

20.2                        Expert Determination

(a)                                  General.  In the event of any disagreement between the Parties regarding a measurement under Annex I or Annex II (a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an expert selected as provided in this Section 20.2.  The expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination.  If the Parties to the Measurement Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute.  The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it.  The expert shall endeavor to resolve the Measurement Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

(b)                                 Final and Binding. The expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) days of the date the expert’s decision.  If challenged, (i) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (ii) the decision shall be entitled to a rebuttable presumption of correctness; and (iii) the expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

(c)                                  Arbitration of Expert Determination.  In the event that a Party requests Expert Determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Annex I or Annex II, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1.  In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute.  An Expert Determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

ARTICLE 21
CONFIDENTIALITY

21.1                        Confidentiality Obligation

Neither this Agreement nor information or documents that come into the possession of a Party by means of the other Party in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)                                  accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(b)                                 Lenders and other providers or prospective providers of finance to SABINE in relation to the Sabine Pass Facility, provided that such Persons agree to hold such information or documents confidential, and for the benefit of the Parties, for a period of at least three (3) years (excepting information in connection with the Fee, which shall be held confidential during the Term);

(c)                                  bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business and bona fide prospective assignees of all or part of a Party’s interest in this Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(d)                                 to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(e)                                  if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith; in this regard, Customer acknowledges that a copy of this Agreement will be filed by Cheniere Energy Inc. with the United States Securities and Exchange Commission in accordance with applicable securities laws and regulations thereunder;

(f)                                    to prospective assignees permitted under Article 17, to prospective and actual LNG Suppliers and to any prospective and actual purchasers under the Customer’s Gas sales contracts from Customer’s Inventory, in each case only to the extent required for the execution and/or administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(g)                                 to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 21.1;

(h)                                 to any Government Authorities to the extent such disclosure assists SABINE and Customer in obtaining Approvals;

(i)                                     to an expert in connection with the resolution of a Dispute pursuant to Section 20.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 20.1;

(j)                                     to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure; and

(k)                                  to Other Customers by SABINE only in order to allow SABINE to perform its obligations under Section 3.5 herein.

Notwithstanding the foregoing, Customer acknowledges and agrees that certain providers of finance to SABINE as well as SABINE’s shareholders and partners may disclose this Agreement and information or documents disclosed pursuant to this Section 21.1 if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over such Persons and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith.

21.2                        Public Announcements

(a)                                  General.  Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if in the sole discretion of the disclosing party it is deemed appropriate to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

(b)                                 SABINE Promotional Materials.  Notwithstanding any provision in Section 21.2(a) to the contrary, SABINE may, with the consent of Customer not to be unreasonably withheld, use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer’s involvement in the Sabine Pass Facility project.

ARTICLE 22
REPRESENTATIONS AND WARRANTIES

22.1                        Representations and Warranties of Customer

As of the date hereof and until the expiration of this Agreement, Customer represents, undertakes and warrants that:

(a)                                  Customer is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana;

(b)                                 upon receipt of board approval, Customer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

(c)                                  Customer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Customer or any of its Affiliates could be liable; and

(d)                                 neither the execution, delivery nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Customer’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Customer is a party.

22.2                        Representations and Warranties of SABINE

As of the date hereof and until the expiration of this Agreement, SABINE represents, undertakes and warrants that:

(a)                                  SABINE is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana;

(b)                                 SABINE has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

(c)                                  SABINE has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Customer or any of its Affiliates could be liable; and

(d)                                 neither the execution, delivery nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of SABINE’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which SABINE is a party.

ARTICLE 23
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 23 shall mean actual delivery of the notice, or delivery of the notice to the address of the Party specified hereunder or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this Article 23.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party.

SABINE PASS LNG, L.P.	TOTAL LNG USA, INC.
717 Texas Avenue, Suite 3100	One Memorial City Plaza
Houston, Texas 77002	800 Gessner, Suite 700
Houston, Texas 77024

Attention: President	Attention: Vice President, Legal
Fax: (713) 659-5459	Fax: (713) 647-4030
Telephone: (713) 659-1361	Telephone: (713) 647-4000

ARTICLE 24
MISCELLANEOUS

24.1                        Customer Cooperation Regarding SABINE Financing

Customer acknowledges that SABINE intends to obtain project financing for the cost of construction of the Sabine Pass Facility (the “Financing”).  In addition to Customer’s obligations under Section 17.2(c), Customer shall cooperate with SABINE in SABINE’s efforts to obtain the Financing by supplying the Lenders information concerning Customer (that is in Customer’s possession and is not of a proprietary nature) reasonably requested by the Lenders.

24.2                        Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by SABINE and Customer.

24.3                        Approvals

Each Party shall use reasonable endeavors to maintain in force all Approvals necessary for its performance under this Agreement.  Customer and SABINE shall cooperate fully with each other wherever necessary for this purpose.

24.4                        Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

24.5                        Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.  Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.  No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

24.6                        No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract.  Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

24.7                        Rules of Construction

(a)                                  Drafting.  Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

(b)                                 Priority.

(i)                                     In the event of a conflict between the terms of this Agreement excluding Annexes I and II and Exhibits A, B and C (the “Base Agreement”) and the terms of Annexes I and II and Exhibits A, B and C, then all terms of the Base Agreement shall take precedence over Annexes I and II and Exhibits A, B and C.

(ii)                                  In the event that any conflict arises between this Agreement and the Sabine Pass Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Sabine Pass Services Manual, this Agreement shall prevail.

24.8                        Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law.  All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration.  Furthermore, the provisions of Article 11, Article 12, Article 14, Article 19, Article 20, Article 21, Article 23, and Article 24 shall survive the termination or expiration of this Agreement.

24.9                        Rights and Remedies

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

24.10                 Interpretation

(a)                                  Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.

(b)                                 Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(c)                                  Gender.  Reference to any gender includes a reference to all other genders.

(d)                                 Article.  Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of this Agreement.

(e)                                  Include.  The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)                                    Time Periods.  References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively.  For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)                                 Statutory References.  Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)                                 Currency.  References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

24.11                 Disclaimer of Agency

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, nor shall the Parties report for any purpose any transaction occurring pursuant to this Agreement as, (a) a partnership, joint venture or other association or a trust, nor (b) a lease or sales transaction with respect to any portion of the Sabine Pass Facility.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

24.12                 No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

24.13                 Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.14                 Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

24.15                 Conflicts of Interest

SABINE shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Sabine Pass Facility.  In this regard, SABINE shall not become one of the Other Customers during the Term hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by SABINE.  For the avoidance of doubt, in no event shall (a) any of SABINE’s joint venture partners or affiliated entities of any kind be restricted from becoming one of the Other Customers during the Term hereof; or (b) any partner, shareholder, member, or other equity owner of SABINE be restricted from becoming one of the Other Customers during the Term hereof.  Except as provided above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

24.16                 Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

24.17                 Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties except as provided in the Omnibus Agreement of even date, whether written or oral, prior to the date of the original execution hereof.

24.18                 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes, provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Customer is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc., its General Partner

By:	/s/ Charif Souki
Name: Charif Souki
Title: Chairman

TOTAL LNG USA, INC.

By:	/s/ Sveinung J. Stohle
Name: Sveinung J. Stohle
Title: President and General Manager

ANNEX I

MEASUREMENTS AND TESTS FOR LNG AT RECEIPT POINT

1.                                       Parties to Supply Devices

a)                            General.  Unless otherwise agreed, Customer and SABINE shall supply equipment and conform to procedures that are in accordance with the latest appropriate International Organization for Standards (“ISO”) documents.

b)                           Customer Devices.  Customer or Customer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c)                            SABINE Devices.  SABINE shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Sabine Pass Facility.

d)                           Dispute.  Any Dispute arising under this Annex I shall be submitted to an Expert under Section 20.2.

2.                                       Selection of Devices

All devices provided for in this Annex I shall be approved by SABINE, acting as a Reasonable and Prudent Operator.  The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and SABINE.  In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.                                       Verification of Accuracy and Correction for Error

a)                                      Accuracy.  Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices.  Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance.  Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by SABINE and Customer.  At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE.  Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

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b)                                     Inaccuracy.  Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device.  All  invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and SABINE.  If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each receipt of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device.  However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 11.7.

c)                                      Costs and Expenses of Test Verification.  All costs and expenses for testing and verifying SABINE’s measurement devices shall be borne by SABINE, and all costs and expenses for testing and verifying Customer’s measurement devices shall be borne by Customer.  The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

4.                                       Tank Gauge Tables of LNG Vessels

a)                                      Initial Calibration.  Customer shall arrange or caused to be arranged, for each tank of each LNG Vessel, a calibration of volume against tank level. Customer shall provide SABINE or its designee, or cause SABINE or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic metres expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in metres to the nearest hundredth (1/100).

b)                                     Presence of Representatives.  SABINE and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

c)                                      Recalibration.  If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made.  If mutually agreed between Customer and SABINE representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred.  If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

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5.                                       Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (Volume Based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.                                       Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties.  Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party.  Acceptable accuracy and performance tolerances shall be:

a)                                      Liquid Level Gauging Devices.

Each LNG tank of the LNG Vessel shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Annex I.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimetres and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimetres.

The liquid level in each LNG tank shall be logged or printed.

b)                                     Temperature Gauging Devices.

The temperature of the LNG and of the vapour space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i)                                     in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

(ii)                                  in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c)                                      Pressure Gauging Devices.

Each LNG tank of the LNG Vessel shall have one (1) absolute pressure gauging device.

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The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d)                                     List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed.  These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) degrees for trim.

7.                                       Gauging and Measuring LNG Volumes Delivered

a)                                      Gauge Tables.  Upon SABINE’s representative and the independent surveyor, if present, arriving on board the LNG Vessel prior to the commencement of or during unloading, Customer or Customer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

b)                                     Gauges.  Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after unloading.  Each LNG Vessel’s tank shall be equipped with a minimum of two (2) sets of level gauges, each set utilizing a different measurement principle.  Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c)                                      Gauging Process.  Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after unloading.   SABINE’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements.  The first gauging and measurements shall be made immediately before the commencement of unloading.  The second gauging and measurements shall take place immediately after the completion of unloading.  The liquid level in the LNG Vessel before and after the unloading shall be determined by at least two (2) separate tank gaugings to be conducted at least fifteen (15) minutes apart.

d)                                     Records.  Copies of gauging and measurement records shall be furnished to SABINE immediately upon completion of unloading.

e)                                      Gauging Liquid Level of LNG.  The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose. The level of the LNG in each tank shall be logged or printed.

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Measurement of the liquid level in each LNG tank of the LNG Ship shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimetre using one (1) decimal place shall be deemed the liquid level.

f)                                        Determination of Temperature.  The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature.  Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Vessel one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

Customer shall cause each cargo tank in the LNG Vessel to be provided with a minimum of five (5) temperature measuring devices.  One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank.  These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Vessel shall be determined immediately before unloading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured.  The temperature measuring devices shall be fully surrounded by the vapor.  This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one  degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to 1 decimal place.

g)                                     Determination of Pressure.  The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels.  The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels.  Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

Customer shall cause the LNG Vessel to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

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The pressure of the vapor in an LNG Vessel shall be determined immediately before unloading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h)                                     Determination of Density.  The LNG density shall be calculated using the method described within ISO 6976-2000, Calculation of calorific values, density, relative density and Wobbe Index from composition.  This method shall be updated to conform to any official published revision of that document.  Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Customer and SABINE, such improved data, method or device shall then be used.  If density is determined by measurements, the results shall be measured at the same time as the liquid level measurements and shall be logged or printed.

8.                                       Samples for Quality Analysis

a)                                      General.  Flow proportional representative liquid samples shall be collected from an appropriate point located as close as practical to the unloading line starting two (2) hours after the beginning of transfer and ending two (2) hours before the end of transfer.  Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded.  These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed.  The resulting analyses, which are proportional to time, will be mathematically flow rate weighted to yield an analysis that is representative of the unloaded Cargo.  This flow rate weighted analysis shall be used for all appropriate calculations associated with the delivered Cargo.  Should the automatic sampling system fail during the unloading, manual samples shall be collected and analyzed for accounting purposes.

b)                                     Manual Samples.  Prior to the end of the unloading cycle, two (2) spot samples shall be collected from the vaporizer.  Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods.  The samples shall be properly labeled and then distributed to Customer and SABINE.  SABINE shall retain one (1) sample for a period of thirty (30) days, unless the analysis is in dispute.  If the analysis is in dispute, the sample will be retained until the dispute is resolved.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9.                                       Quality Analysis

a)                                      Certification and Deviation.  Chromatograph calibration gasses shall be provided and their composition certified by an independent third party.  From time to time, deviation checks shall be performed to verify the accuracy of the gas composition

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mole percentages and resulting calculated physical properties.  Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross real heating value is within plus or minus zero point three percent (± 0. 3) of the known gross real heating value of the test gas sample.  If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately.  Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties.  Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b)                                     GPA Standard 2261.  All samples shall be analyzed by SABINE to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties.  If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and SABINE, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively.  A calibration of the chromatograph or other analytical instrument used shall be performed by SABINE immediately prior to the analysis of the sample of LNG delivered.  SABINE shall give advance notice to Customer of the time SABINE intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, SABINE will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

c)                                      GPA Standard 2377 and 2265.  SABINE shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes.  If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable.

10.                                 Operating Procedures

a)                                      Notice.  Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex I, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

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b)                                     Independent Surveyor.  At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE.  The results of such surveyor’s verifications shall be made available promptly to each Party.

c)                                      Preservation of Records.  All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11.                                 Quantities Delivered

a)                                      Calculation of MMBTU Quantities.  The quantity of MMBTUs delivered shall be calculated by SABINE and verified by Customer.  Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties.  Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b)                                     Determination of Gross Real Heating Value.  All component values shall be in accordance with the latest revision of ISO 6579 and the latest revision of the reference standards therein.

c)                                      Determination of Volume of LNG Unloaded.

(i)                                     The LNG volume in the tanks of the LNG Vessel before and after unloading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6.  The volume of LNG remaining in the tanks after unloading of the LNG Vessel shall be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Vessel.

The volume of LNG stated in cubic metres to the nearest zero point zero zero one (0.001) cubic metre, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii)                                  Gas returned to the LNG Vessel during unloading shall not be deemed to be volume unloaded for Customer’s account.

(iii)                               If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG unloaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices.  If an LNG Vessel is not so equipped, the volume of LNG delivered shall be determined by gauging the liquid level in SABINE’s onshore LNG storage tanks immediately before and after unloading the LNG Vessel, and such volume shall have added to it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the unloading of such LNG Vessel and have

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added to it the volume of any LNG that has been pumped from the LNG Vessel’s tanks during unloading.  SABINE shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12.                                 Calculations

The calculation procedures contained in this Section are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d	=	density of LNG unloaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Annex I.

Hi	=	gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6.1 of this Annex I.

Hm	=	gross heating value (mass based) of the LNG unloaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Annex I, rounded to four (4) decimal places.

Hv	=	gross heating value (volume based) of the LNG unloaded in Btu/SCF, calculated in accordance with the method specified in Paragraph12.5 of this Annex I.

K1	=	volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6.3 of this Annex I, rounded to six (6) decimal places.

K2	=	volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6.4 of this Annex I, rounded to six (6) decimal places.

Mi	=	molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6.1 of this Annex I.

P	=	average absolute pressure of vapor in an LNG Vessel immediately before unloading, in millibars, rounded to a whole millibar.

Q	=	number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.

Tl	=	average temperature of the liquid cargo in the LNG Vessel immediately after unloading, in degrees Celsius, rounded to one (1) decimal place.

Tv	=	average temperature of the vapor in an LNG Vessel immediately before unloading, in degrees Celsius, rounded to one (1) decimal place.

V	=	the volume of the liquid cargo unloaded, in cubic metres, rounded to three (3) decimal places.

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Vh	=	the volume of the liquid cargo in an LNG Vessel immediately after unloading, in cubic metres, rounded to three (3) decimal places.

Vb	=	the volume of the liquid cargo in an LNG Vessel immediately before unloading, in cubic metres, rounded to three (3) decimal places.

Vi	=	molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6.2 of this Annex I, rounded to six (6) decimal places.

Xi	=	molar fraction of component “i” of the LNG samples taken from the receiving line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm	=	the value of Xi for methane.

Xn	=	the value of Xi for nitrogen.

12.1                           Density Calculation Formula

The density of the LNG unloaded which is used in the MMBtu calculation in 12.4 of this Annex I shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2                          Calculation of Volume Delivered

The volume, in cubic metres, of each LNG cargo unloaded shall be calculated by using the following formula:

12.3                           Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo unloaded shall be calculated by using the following formula:

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12.4                           MMBtu Calculation of the Quantity of LNG Unloaded

The number of MMBtu contained in the LNG unloaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a)                                  q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b)                                 q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c)                                  1 MMBtu corresponds to 1055.06 MJ;

(d)                                 q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e)                                  Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

12.5                           Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (Volume Based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (Mass Based) Hm and the following formula shall apply:

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:

(a)                                   molar gross heating value = (Xi x Mi x Hi) MJ/kmol;

(b)                                  1 kmol = 2.20462 lbmol;

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(c)                                   1 lbmol = 379.482 SCF;

(d)                                  hence 1 kmol = 836.614 SCF; and

(e)                                   Hv = 1,000,000/ (1055.12 x 836.614) x (Xi x Mi x Hi) Btu/SCF; or

Hv = 1.13285 x (Xi x Mi x Hi) Btu/SCF,

12.6                           Data

12.6.1                  Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.043
Ethane	51.950	30.070
Propane	50.368	44.097
Iso-Butane	49.388	58.123
N-Butane	49.546	58.123
Iso-Pentane	48.949	72.150
N-Pentane	49.045	72.150
N-Hexane	48.716	86.177
Nitrogen	0	28.013
Carbon Dioxide	0	44.010
Oxygen	0	31.999

Source:         GPA Publication 2145 Sl-96: “Physical Constants of Paraffin Hydrocarbons and other components of natural gas”.

12.6.2                   Values of Vi (cubic metre/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source:         National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.

Note:                    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

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12.6.3                   Values of Volume Correction Factor, K1 (cubic metre/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source:         National Bureau of Standards Interagency Report 77-867.

Note 1:           Molecular mass of mixture equals (Xi x Mi).

Note 2:           For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

12.6.4                   Values of Volume Correction Factor, K2 (cubic metre/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

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Source: National Bureau of Standards Interagency Report 77-867.

Note 1:           Molecular mass of mixture equals (Xi x Mi).

Note 2:           For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

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ANNEX II

MEASUREMENTS AND TESTS FOR GAS AT DELIVERY POINT

1.                                       Applicability.  The measurement procedures in this Annex II shall apply to the measurement of quantities (volume, energy) Gas delivered by SABINE for Customer’s Account at the Delivery Point.

2.                                       Unit of Measurement.  All Gas delivered at the Delivery Point shall be measured in MMBTUs.

3.                                       Metering.

(a)                                  Metering Equipment.  SABINE shall supply, operate and maintain (or cause to be supplied, operated and maintained at or near the Delivery Point) the following:

i)                                         meters with redundancy and other equipment as is necessary to accurately measure the volume of Gas delivered at the Delivery Point hereunder;

ii)                                      devices for collecting samples and for determining the quality and composition of Gas delivered at the Delivery Point hereunder; and

iii)                                   and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Delivery Point.

(collectively, the “Downstream Metering Equipment”).  The Downstream Metering Equipment shall be designed and installed in accordance with the current recommendations of the American Gas Association, Report No. 3 and 9 for Ultrasonic Metering.

(b)                                 Check Measurement Equipment and Access.  Customer may, at Customer’s expense, install and operate, at or near the Downstream Metering Equipment, independent check measuring equipment similar to the Downstream Metering Equipment to monitor the accuracy of the measurements made by the Downstream Metering Equipment.  Such check metering equipment will be installed and operated by Customer so that it does not unreasonably interfere with the operation of the Downstream Metering Equipment.

(c)                                  General.  A pressure transmitter shall be installed on each meter tube to measure the static pressure at the plane of the upstream differential pressure tapping.  The temperature of the flowing Gas shall be measured on each meter tube by a platinum resistance thermometer installed in a thermowell so that the probe tip is in the center one-third of the pipe.  Each meter run shall be provided with a dedicated microprocessor-based flow computer system powered by an appropriate back-up power supply.

(d)                                 Measuring and Density Standards.  Gas shall be measured by ultrasonic meters. Ultrasonic meters shall be constructed and operated, Gas shall be measured, and properties shall be determined in accordance with American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.  The compressibility and density shall be calculated in accordance with the latest

1

revision of the American Gas Association, Report No. 9.  Metering equipment shall include the use of flow conditioners, straightening vanes, and pulsation dampening devices where necessary.  Meter tubes shall be of a design incorporating suitable access for periodic internal inspection, including access for internal inspection of the upstream side of the flow conditioner.  Electronic gas measurement with a continuous readout of pressure, temperature, and Gas flow rate shall be used.  All computations shall be made as prescribed in the above cited standard.

(e)                                  Ultrasonic Metering Standard.  All ultrasonic metering shall comply with the American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.

4.                                       Determination of Gross Heating Value.

(a)                                  GPA 2261 and 2145.  The heating value of the Gas delivered by SABINE at the Delivery Point shall be determined by gas chromatograph.  The composition of the Gas shall be continuously measured by on-line chromatographs.  The Gross Heating Value of the Gas shall be calculated using results from the on-line chromatograph.  The chromatographs will analyze all hydrocarbon components, up to and including at least the Nonanes+ group, and inerts having a concentration of greater than 0.002 mol percent.  The determination of Gas composition shall be in accordance with the GPA Standard 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.  All physical properties used in quality and quantity calculations shall be based on these compositional analyses and the component values published in GPA 2145, or the latest revision thereof.  Water vapor content shall be included in the component analyses.  The sample analysis cycle time shall be less than six (6) minutes.  The maximum response time from sample probe to analyzer shall be four (4) minutes.  In the event of failure of the on-line Gas chromatograph, chromatograph analysis of samples collected proportional to the flow through the meters shall be used.  Auto-calibration of the Gas chromatograph shall be conducted on a weekly basis or as otherwise mutually agreed by the Parties.

(b)                                 GPA 2145.  Back-up composite samples of the flowing Gas shall be obtained weekly to be used for relative density (specific gravity), Gross Heating Value, and compressibility factors in case of electronic failure.  Composite sampling of the flowing stream shall be by use of a mutually agreeable continuous sampler, designed and installed to sample proportionally to the flow rate.  The end point of each composite sample chromatographic analysis shall be the Nonane+ fraction, and values for this fraction shall be based on the C9 value in the latest revision of GPA Standard 2145 – Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas.  All component values shall be in accordance with such standard.

(c)                                  Quarterly Deviation Checks.  Monthly gas chromatograph deviation checks shall be made on Gas composition mole percentages and resulting Gross Heating Value.  Analyses of a sample of test Gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been

A-2

applied will be considered as acceptable if the resulting calculated Gross Heating Value is within plus or minus five (5) BTU per Standard Cubic Foot of the known Gross Heating Value.  If the deviation exceeds the tolerance stated, Gross Heating Value, relative density, and compressibility previously calculated will be corrected immediately.  Previous analyses will be corrected to the point where the error occurred.  If the point that the error occurred cannot be determined, previous analyses will be corrected for one-half the period since the last verification test, not to exceed a correction period of six months.

(d)                                 Corrections for Water Content.  The heating value on a dry basis for Gas containing water shall be corrected in accordance with standards followed by the American Gas Association.  Moisture content of flowing Gas shall be determined as often as found necessary in real practice by use of a mutually acceptable calculation or test instrument, which could include a Meco Moisture Analyzer.

5.                                       Operating Procedures

(a)                                  Notice.  Prior to conducting operations for measurement, calibration, sampling and analysis provided in Annex II, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

(b)                                 Independent Surveyor.  At the request of either Party any measurement, calibration, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE.  The results of such surveyor’s verifications shall be made available promptly to each Party.

(c)                                  Preservation of Records.  All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

6.                                       Verification.  At least once each month, and in addition, from time to time upon at least two (2) weeks prior written notice by either Party to the other, SABINE shall verify or cause to be verified the accuracy of the Downstream Metering Equipment.  When as a result of such test any of the Downstream Metering Equipment is found to be out of calibration within the accuracy provided by the manufacturer in the specification for such equipment , no adjustment shall be made to the Fee.  If the testing of the Downstream Metering Equipment demonstrates that any meter is out of calibration by more than the accuracy provided by the manufacturer in the specifications for such equipment, the applicable Downstream Metering Equipment reading for the actual period during which out of calibration measurements were made shall be estimated as follows, in descending order of priority:

(a)                                  by using the registration of any check meter or meters if installed and accurately registering;

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(b)                                 by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(c)                                  by estimating the quantity of delivery by measuring deliveries during prior periods under similar conditions when any meter was registering accurately.

If the actual period that such equipment has been out of calibration cannot be determined to the mutual satisfaction of SABINE and Customer, the adjustment shall be for a period equal to one-half of the time elapsed since the most recent test. The previous payments made by Customer to SABINE for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement.  The difference (which may be a positive or negative amount) shall be added to the next monthly statement pursuant to Section 12.2.

7.                                       Costs.  The cost of the monthly testing and calibration of the Downstream Metering Equipment shall be borne by SABINE.  The cost of any testing and calibration of the Downstream Metering Equipment beyond the monthly test permitted above shall also be paid by SABINE, unless the request to test any of the Downstream Metering Equipment is made by Customer and the results of such test requested by Customer demonstrate that the Downstream Metering Equipment is less than one percent (1%) out of calibration or outside of the accuracy given by the manufacturer, in which case the cost of such testing and calibration shall be for Customer’s account.  Each Party shall comply with any reasonable request of the other Party concerning the sealing of the Downstream Metering Equipment, the presence of a representative of Customer when the seals are broken and tests are conducted, and other matters affecting the accuracy, testing and calibration of the Downstream Metering Equipment.

8.                                       Disputes.  Any Dispute arising under this Annex II shall be submitted to an Expert under Section 20.2.

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EXHIBIT A

FORM OF PARENT GUARANTEE

Guarantee, dated as of                             , 2004, by TOTAL S.A., a corporation organized under the laws of France (the “Guarantor”), in favor of  SABINE PASS LNG, L.P., a limited partnership organized under the laws of the state of Delaware, U.S.A. (“Guaranteed Party”).

1.                                       Guarantee.  To induce the Guaranteed Party to enter into the LNG Terminal Use Agreement dated as of September 2, 2004 (the “Agreement”) with TOTAL LNG USA, INC. (the “Company”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party and its successors and permitted assigns the prompt payment of all amounts that become due and payable (subject to any applicable grace period) by the Company to the Guaranteed Party under the Agreement from and after the “Commercial Start Date” as such term is defined in the Agreement, including payment obligations in respect of any breach of the Agreement by the Company after the Commercial Start Date (collectively, the “Obligations”); provided, however, the Guarantor’s total liability in respect of the Obligations shall be a cumulative maximum amount of Two Billion Five Hundred Million U.S dollars ($2,500,000,000) (the “Maximum Guaranteed Amount”).  All amounts paid by or on behalf of the Company pursuant to the Agreement in respect of the Obligations shall be included in determining whether the Maximum Guaranteed Amount has been reached and shall count towards the satisfaction thereof for all purposes of this Guarantee.  Notwithstanding anything to the contrary, the following are excluded from the definition of Obligations and the Guarantor shall have no liability in respect thereof:  obligations to pay the Guaranteed Party or third parties for claims or by way of indemnity or contribution for claims arising in tort or strict liability, or claims for damages to property of the Guaranteed Party or any third party or personal injury to the Guaranteed Party’s or any third party’s employees, agents or contractors under the laws of any jurisdiction.  For the avoidance of doubt, in no event shall Guarantor have any obligation under the Guarantee unless and until the Commercial Start Date occurs.

2.                                       Nature of Guarantee.  This Guarantee is a primary and original obligation of Guarantor and is an absolute, unconditional, irrevocable guaranty and, to the extent permitted by applicable law, shall remain in full force and effect without regard to any invalidity with respect to the execution and delivery of the Agreement by the Company or the execution and delivery by the Company of any other agreement between the Company and the Guaranteed Party.  The Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to the Company.  The Guarantor agrees that the Guaranteed Party may resort to the Guarantor for payment of any of the Obligations whether or not the Guaranteed Party shall have resorted to any collateral therefor or shall have proceeded against the Company or any other obligor principally or secondarily obligated with respect to any of the Obligations.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  The Guarantor reserves the right to (a) set-off against any payment that has become due and payable hereunder any amount that has become due and payable by the Guaranteed Party to the Company under the Agreement and (b) assert defenses which the Company may have under or with respect to the Agreement to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of the Company or the Company’s failure to have the authority to (x) execute or deliver the Agreement or (y) perform its obligations under the Agreement.  Any arbitral decision (whether in a contested arbitration, by default or otherwise) under the Agreement shall conclusively determine the liability of the parties hereto with respect to the subject matter of such arbitral decision.

3.                                       Changes in Obligations, Collateral therefor and Agreements Relating thereto; Waiver of Certain Notices.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or exchange or surrender any collateral for, any of the Obligations, and may also make any agreement with the Company or with any other party to or person liable on any of the Obligations or interested therein, for the extension, payment, compromise, discharge or release thereof, in whole or in part, or for any modification or any amendment of the terms of the Agreement (other than any Restricted Amendment) or of any agreement between the Guaranteed Party and the Company or any such other party or person without in any way impairing or affecting this Guarantee.  “Restricted Amendment” means any modification or amendment of the Agreement which (i) extends the term of the Agreement or (ii) increases the amount to be paid by the Company under the Agreement. Notwithstanding the foregoing, Guarantor agrees that (x) if a Restricted Amendment is executed without its written consent that extends the term of the Agreement, this Guarantee shall remain in full force and effect for the term specified in the Agreement prior to such Restricted Amendment and (y) if a Restricted Amendment is executed without its written consent that increases the amount to be paid by the Company under the Agreement, the Guarantor shall remain liable for such of the Obligations as would have been owed had such Restricted Amendment not been executed.  The Guarantor waives:

(a)                                  notice of the acceptance of this Guarantee;

(b)                                 notice of the creation, existence or acquisition of all or any part of the Obligations;

(c)                                  notice or consent respecting any modification of the Obligations or the Agreement (other than any Restricted Amendment);

(d)                                 notice of adverse change in the Company’s financial condition or of any other fact which might increase the Guaranteed Party’s risk;

(e)                                  notice of presentment, demand for payment, notice of dishonor and protest with respect to any instrument; and

(f)                                    notice of Company’s default.

4.                                       Expenses.  The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Party’s counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Party hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Party if no payment under this Guarantee is otherwise due.

5.                                       Subrogation.  Upon payment of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against the Company with respect to such Obligations, provided that such right of subrogation shall not be exercised until the earlier of (a) the satisfaction in full of all indebtedness of the Guaranteed Party secured by the “Sabine Pass Facility” (as defined in the Agreement) or (b)  the satisfaction in full of all Obligations.

6.                                       No Waiver; Cumulative Rights.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

7.                                       Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a)                                  the Guarantor is duly organized, validly existing and in good standing under the laws of France and has full corporate power to execute, deliver and perform this Guarantee;

(b)                                 the execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s certificate of incorporation or by-laws or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)                                  all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guarantee have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(d)                                 this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.                                       Assignment.  Except as otherwise expressly provided in this Guarantee, neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person or entity without the prior written consent of the Guarantor or the Guaranteed Party, as the case may be.  The Guaranteed Party shall be entitled to assign, mortgage or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the financing of the development of the “Sabine Pass Facility” (as such term is defined in the Agreement).  Guarantor shall execute and deliver to the lenders to whom such indebtedness is owed a consent to such assignment in reasonable form and substance acceptable to the Guarantor and such lenders.

9.                                       Notices.  All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

TOTAL S.A.

2 place de la Coupole

92078 Paris La Défense Cedex

France

Attention:  Legal Director, Gas & Power

Facsimile:  331.4744.3807

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party.

10.                                 Termination.

(a)                                  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the first to occur of any of the following events (a “Termination Event”): (i) all obligations of the Guarantor hereunder having been satisfied (including, without limitation, as a result of the Guaranteed Party (and/or its designee) having received an amount, in the aggregate, equal to the Maximum Guaranteed Amount pursuant to the Agreement and/or this Guarantee), (ii) such time that the Company or its assignee or successor in interest under the Agreement would have satisfied the Credit Test if the Company or such assignee or successor in interest had been a replacement guarantor as referred to in Section 10(b) below, (iii) termination as provided in Section 10(b) below, (iv) termination as provided in Section 10(c) below, or (v) the 20th anniversary of the Commercial Start Date.  For the avoidance of doubt and without limiting the terms of this Section 10(a), this Guarantee shall terminate in its entirety upon the termination of the Agreement and the satisfaction of all Obligations.

(b)                                 Guarantor shall have the right to cause to be provided a replacement guaranty that is in full substitution for and in lieu of this Guarantee where the proposed replacement guarantor satisfies the Credit Test and the proposed form of replacement guaranty is, in all material respects, no less favorable to the Guaranteed Company than this Guarantee.  Upon the execution and delivery of such a replacement guarantee by a replacement guarantor who satisfies the Credit Test, this Guarantee automatically shall terminate and be null and void for all purposes.  “Credit Test” means that after giving effect to the execution and delivery of such a replacement guaranty by the proposed replacement guarantor, it shall be established to the Guaranteed Party’s reasonable satisfaction that the proposed replacement guarantor has a credit rating with respect to its senior long-term unsecured debt of “A3” (or higher) by Moody’s Investor Service

(“Moody’s”) or “A-” (or higher) by Standard and Poor’s (“S&P”) (provided that in the event either such rating agency ceases to publish such ratings, an equivalent rating by a comparable rating agency shall be used).

(c)                                  Guarantor shall have the right to cause to be provided to the Guaranteed Party an Acceptable Letter of Credit in an aggregate amount equal to the then current LC Amount that is in full substitution for and in lieu of this Guarantee.  Upon the execution and delivery of such Acceptable Letter of Credit by an Acceptable LC Issuer and the execution and delivery of the Escrow Agreement by the Guarantor and the Guaranteed Party, this Guarantee automatically shall terminate and be null and void for all purposes.  “Acceptable Letter of Credit” shall mean an irrevocable standby letter of credit in form and substance reasonably satisfactory to the Guaranteed Party issued to and for the benefit of the Guaranteed Party on which the Guaranteed Party may: (i) draw upon demand for any amounts that have become due and payable by the Company under the Agreement or (ii) draw the entire remaining amount under the Acceptable Letter of Credit if the Acceptable Letter of Credit is not renewed or replaced to the full value of the LC Amount not later than thirty (30) days prior to the scheduled date of its expiry.  In order to be an “Acceptable Letter of Credit”, a letter of credit must be issued by an Acceptable LC Issuer and must by its terms have an initial expiration date at least twelve months beyond its date of issuance and require the issuer to provide a written notice of non-renewal at least thirty days prior to its current expiration date.  Any amount drawn by the Guaranteed Party because the Acceptable Letter of Credit is not renewed or replaced (the “Escrow Amount”) that has not yet been applied to amounts then due and payable by the Company under the Agreement shall be held in a special account (established pursuant to an escrow agreement mutually acceptable to the Guarantor and the Guaranteed Party (the “Escrow Agreement”), which Escrow Agreement shall provide that (x) all interest earned on the Escrow Amount shall be released monthly to the Guarantor or its designee and (y) for every dollar of Obligations paid by the Company pursuant to the Agreement, one dollar of the Escrow Amount shall be released to the Guarantor or its designee) for the Guaranteed Party’s benefit to secure the performance of the Company of the Obligations (which account will be pledged to the Guaranteed Party’s lenders).  The remaining balance of the Escrow Amount shall be returned promptly to the Company should the Acceptable Letter of Credit be replaced or renewed or the Agreement be terminated (subject to withholding for any claim that the Guaranteed Party may have against the Company), with any interest accrued on the Escrow Amount to be added to, and treated similarly to, the principal amount.  “Acceptable LC Issuer” shall mean a United States bank or trust company (or other bank or trust company that is reputable) that has both a short-term and long-term Dollar deposit rating of at least Prime-1 and A2 by Moody’s or of at least A-1 and A by S&P, provided in either case, in the event Moody’s or S&P ceases to publish deposit ratings, an equivalent deposit rating by a comparable rating agency shall be used.  The Acceptable Letter of Credit shall be governed by the laws of the State of New York. “LC Amount” shall mean the Maximum Guaranteed Amount reduced in accordance with Section 1 to reflect all amounts paid by or on behalf of the Company pursuant to the Agreement in respect of the Obligations.

(d)                                 This Guarantee shall be returned by Guaranteed Party to Guarantor immediately after the occurrence of a Termination Event.

11.                                 Governing Law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

12.                                 Dispute Resolution.

(a)                                  Arbitration.  Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.  “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Guarantee or the Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Guarantee or the Agreement, as well as any dispute over arbitrability or jurisdiction.

(b)                                 Rules.  The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)                                  Number of Arbitrators.  The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.

(d)                                 Method of Appointment of the Arbitrators.  Guaranteed Party and Guarantor (the “Parties”) shall each appoint one (1) arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties.  If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.  If the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)                                  Consolidation.  If the Parties (and/or the Company) initiate multiple arbitration proceedings under this Guarantee and/or under the Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding.  Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)                                    Place of Arbitration.  Unless otherwise agreed by all Parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)                                 Language.  The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)                                 Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(i)                                     Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(j)                                     Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award, including (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(k)                                  Waiver of Challenge to Decision or Award.  To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

GUARANTOR:

TOTAL S.A.

By:
Name:
Title:

EXHIBIT B

SABINE PASS SERVICES MANUAL

The Sabine Pass Services Manual referred to in Section 3.6 shall address the following matters and other matters of a similar nature:

1.               Details associated with the implementation of Section 5.1 among SABINE, Customer and Other Customers

2.               Details associated with the Gas delivery procedures in Section 5.2 among SABINE, Customer and Other Customers

3.               Details associated with the content and format of the Sabine Pass Website

4.               Details associated with the invoicing process under Article 11, including:

a.               Format of invoices (electronic and original)

b.              Numbering systems/codes for all invoice-related documents

B-1

EXHIBIT C

PORT LIABILITY AGREEMENT – PORT OF SABINE PASS, LOUISIANA

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of                , 20   , and is made by and between SABINE PASS LNG L.P., a Delaware limited partnership, represented herein by SABINE PASS LNG-GP, Inc., its General Partner (“SABINE “), and [INSERT NAME(S) OF VESSEL OWNER(S), a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] ([collectively] “Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the LNG vessel set forth below under its name and signature (“Vessel”), proposes to deliver certain quantities of liquefied natural gas to SABINE at its marine terminal and receiving, storage and regasification facilities located in the Sabine Pass, Louisiana area (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and SABINE (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means (i) SABINE, (ii) all Affiliates of SABINE, (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the unloading, storage, or regasification of LNG at the Marine Terminal, and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means SABINE’s marine terminal and LNG receiving, storage and regasification facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near Sabine Pass, Louisiana, including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means (i) Vessel Owner, (ii) all Affiliates of Vessel Owner, (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel, and (iv) the employees and agents of all Persons referred to in this paragraph.

2.                                       In all circumstances, the Master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.                                       Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault, (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault, (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault.   In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)                                     SABINE shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of SABINE arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and SABINE shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)                                  The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold SABINE harmless in the event any such employee, or any family member or  dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against SABINE.

(iii)                               SABINE and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Sections 4(i) or 4(ii). The indemnities contained in Sections 4(i) and 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)                              The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)                                     Subject to Section 5(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million dollars (US$150,000,000).  Payment of an aggregate sum of one hundred fifty million dollars (US$150,000,000) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests.  The liability of the Vessel Interests hereunder shall be joint and several.

(ii)                                  Vessel Interests shall provide to the Terminal Interests at all times sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to (a) cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules; (b) give the Terminal Interests prior notice of cancellation of the Vessel’s entry in such Protection and Indemnity Association; and (c) waive in favor of the Terminal Interests all rights of subrogation of claims by the Protection and Indemnity Association against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

6.                                       As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)                                     except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)                                  except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable.  Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7.                                       The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

SABINE PASS LNG L.P.	[INSERT SIGNATURES OF EACH OF VESSEL INTERESTS]

By: SABINE PASS LNG-GP,	By:
as General Partner

By:	By:

Title:	Title:

As owner of the Name of Vessel Registration No. State of Registry